                                                             EXHIBIT 2.1





                    STOCK PURCHASE AGREEMENT

                        FOR THE STOCK OF

                      HALMODE APPAREL, INC.





                         AUGUST 24, 1994

                        TABLE OF CONTENTS
                        -----------------

                                                                 Page
                                                                 ----
I.      PURCHASE AND SALE OF STOCK

        1.1       The Transaction. . . . . . . . . . . . . . . .   1
        1.2       Capital Stock. . . . . . . . . . . . . . . . .   1

II.     CONSIDERATION FOR TRANSFER

        2.1       Determination of the Purchase Price. . . . . .   2
        2.2       Payment of the Purchase Price. . . . . . . . .   3

III.    THE CLOSING AND TRANSFER OF STOCK

        3.1       Closing. . . . . . . . . . . . . . . . . . . .   4
        3.2       Deliveries by the Selling Parties. . . . . . .   4
        3.3       Deliveries by the Buyer. . . . . . . . . . . .   5
        3.4       Conditions to the Buyer's Obligation to Close.   6
        3.5       Conditions to the Sellers' Obligation to Close   7
        3.6       Closing Agreements . . . . . . . . . . . . . .   8

IV.     REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

        4.1       Capital Stock. . . . . . . . . . . . . . . . .   9
        4.2       Authorization of Agreement and Enforceability.   9
        4.3       Effect of Agreement. . . . . . . . . . . . . .   9
        4.4       Approvals, Consents and Notices. . . . . . . .   9
        4.5       Due Organization . . . . . . . . . . . . . . .   9
        4.6       Subsidiaries and Partnerships. . . . . . . . .  10
        4.7       Financial and Business Records . . . . . . . .  10
        4.8       Absence of Changes . . . . . . . . . . . . . .  10
        4.9       Bank Accounts and Investments. . . . . . . . .  13
        4.10      Receivables. . . . . . . . . . . . . . . . . .  14
        4.11      Inventory. . . . . . . . . . . . . . . . . . .  14
        4.12      Real Property. . . . . . . . . . . . . . . . .  14
        4.13      Tangible Personal Property . . . . . . . . . .  16
        4.14      Intellectual Property. . . . . . . . . . . . .  17
        4.15      Agreements, Permits and Licenses . . . . . . .  18
        4.16      Employment/Labor Matters . . . . . . . . . . .  20
        4.17      Customers, Contractors and Suppliers . . . . .  22
        4.18      Insurance  . . . . . . . . . . . . . . . . . .  22
        4.19      Absence of Undisclosed Liabilities; Liens. . .  23
        4.20      Taxes. . . . . . . . . . . . . . . . . . . . .  23


                                    -i-


                                                                  Page
                                                                  ----

        4.21      Product Warranty/Liability . . . . . . . . . .  24
        4.22      Litigation . . . . . . . . . . . . . . . . . .  24
        4.23      Compliance with Law. . . . . . . . . . . . . .  25
        4.24      Environmental Matters. . . . . . . . . . . . .  26
        4.25      Quotas . . . . . . . . . . . . . . . . . . . .  27
        4.26      No Brokers . . . . . . . . . . . . . . . . . .  27
        4.27      Suitability and Completeness of Assets . . . .  27
        4.28      Full Disclosure. . . . . . . . . . . . . . . .  27

V.      REPRESENTATIONS AND WARRANTIES OF THE BUYER

        5.1       Corporate Organization and Authority . . . . .  27
        5.2       No Conflicts; Approvals. . . . . . . . . . . .  28
        5.3       Investment Representation. . . . . . . . . . .  28
        5.4       No Brokers . . . . . . . . . . . . . . . . . .  28
        5.5       Completeness of Information. . . . . . . . . .  29

VI.     CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

        6.1       Approvals, Consents, Notices and Opinions. . .  29
        6.2       Other Pre-Closing Requirements . . . . . . . .  29
        6.3       Risk of Loss . . . . . . . . . . . . . . . . .  31
        6.4       Post-Closing Filings . . . . . . . . . . . . .  31
        6.5       Relationship of the Parties following Closing.  31
        6.6       Non-Competition. . . . . . . . . . . . . . . .  32
        6.7       Non-Solicitation of Customers. . . . . . . . .  32
        6.8       Non-Solicitation of Employees. . . . . . . . .  33
        6.9       Non-Interference . . . . . . . . . . . . . . .  33
        6.10      Confidentiality. . . . . . . . . . . . . . . .  33
        6.11      Announcement . . . . . . . . . . . . . . . . .  34
        6.12      Expenses . . . . . . . . . . . . . . . . . . .  34

VII.    INDEMNIFICATION

        7.1       Survival of Indemnification. . . . . . . . . .  34
        7.2       Indemnification of the Buyer . . . . . . . . .  34
        7.3       Indemnification of the Sellers . . . . . . . .  35
        7.4       Notice and Claim Procedure . . . . . . . . . .  35
        7.5       Limitation on Indemnification. . . . . . . . .  36
        7.6       Set-Off. . . . . . . . . . . . . . . . . . . .  36


                                    -ii-


                                                                  Page
                                                                  ----
VIII.   MISCELLANEOUS

        8.1       Waiver; Amendment. . . . . . . . . . . . . . .  36
        8.2       Counterparts; Attachments. . . . . . . . . . .  36
        8.3       Severability . . . . . . . . . . . . . . . . .  36
        8.4       Headings . . . . . . . . . . . . . . . . . . .  36
        8.5       Parties in Interest. . . . . . . . . . . . . .  36
        8.6       Third-Party Beneficiary. . . . . . . . . . . .  37
        8.7       Arms Length Contract . . . . . . . . . . . . .  37
        8.8       No Derogation. . . . . . . . . . . . . . . . .  37
        8.9       Notices. . . . . . . . . . . . . . . . . . . .  37
        8.10      Termination; Seller Revocation . . . . . . . .  38
        8.11      Governing Law. . . . . . . . . . . . . . . . .  38
        8.12      Interpretation . . . . . . . . . . . . . . . .  38
        8.13      Entire Agreement . . . . . . . . . . . . . . .  38

Definition Reference Page. . . . . . . . . . . . . . . . . . . .  40

Exhibits
- --------
        A         Share Ownership Schedule
        B         Contingent Payments
        3.2(f)    Sellers' Opinion Letter
        3.2(g)    Employment Agreement
        3.3(c)    Buyers' Opinion Letter

Schedules
- ---------
        4.1(a)    Capital Structure
        4.4       Approvals, Consents and Notices of Selling
                  Parties
        4.5       Jurisdictions
        4.7(a)    Financial Statements
        4.8       Interim Change
        4.9       Bank Accounts and Investments
        4.10      Receivables
        4.11      Inventory
        4.12(a)   Owned Real Property
        4.12(b)   Leased Real Property
        4.12(c)   Condition of Real Property
        4.12(d)   Use of Real Property
        4.13(a)   Motor Vehicles
        4.13(b)   Fixed Assets
        4.13(c)   Computer Assets
        4.13(d)   Other Tangible Assets


                                    -iii-

Schedules
- ---------
        4.13(e)   Condition of Assets
        4.13(f)   Title to Assets
        4.13(g)   Personal Property Leases
        4.14(a)   Intellectual Property
        4.14(c)   Software and Information Systems
        4.15(a)   Material Agreements
        4.15(b)   Permits and Licenses
        4.16(a)   Employees
        4.16(b)   Employee Benefit Plans
        4.16(c)   Employee Benefit Arrangements
        4.16(e)   Independent Representatives
        4.17      Customers, Contractors and Suppliers
        4.18      Insurance
        4.19      Liabilities and Liens
        4.20(c)   Tax Adjustments and Agreements
        4.21      Product Warranty/Liability
        4.22      Litigation
        4.24(c)   Environmental Matters, Studies and Investigations
        5.2(c)    Approvals, Consents and Notices of Buyer
        6.2(e)    Permitted Transactions with Affiliates

                       STOCK PURCHASE AGREEMENT
                       ------------------------

     THIS STOCK PURCHASE AGREEMENT is made and entered into this 24th day of August, 1994, by and among Kellwood Company, a Delaware corporation (the "Buyer"), those parties whose names, stock ownership (number of shares and percentage of total shares owned) and addresses are set forth on Exhibit A attached hereto (the "Sellers") and Halmode Apparel, Inc., a Delaware corporation (the "Company"). Buyer, Sellers and the Company are hereinafter referred to collectively as the "Parties" and each singularly as a "Party."

                               RECITALS
                               --------

     WHEREAS, Sellers are the record legal and beneficial owners of all right, title and interest in and to all of the issued and outstanding shares of capital stock of the Company (collectively, the "Shares"); and

     WHEREAS, the Company is engaged in the advertising, design, importation, distribution, manufacture and sale of apparel (the
"Business"); and

     WHEREAS, the Sellers desire to sell and the Buyer desires to purchase all, but not less than all, of the Shares and the Business.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties by their execution hereof), the Parties hereby agree as follows:

                               ARTICLE I
                      PURCHASE AND SALE OF STOCK

     1.1.  The Transaction.  Subject to and upon the terms and
           ---------------
conditions hereinafter set forth, at the Closing (as hereinafter defined), the Sellers shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, accept, assume and receive, all right, title and interest in and to all, but not less than all, of the Shares, including all rights to receive and share in dividends and distributions thereon and the right to vote on Company matters, free and clear from any assignments, charges, chattel mortgages, claims, conditional sales contracts, covenants, deeds of trust, encumbrances, hire purchase agreements, imperfections, legal or equitable claims of others, liens, mortgages, pledges, restrictions, restrictive agreements, security agreements, security interests, transfer restrictions and title retention agreements of any kind or nature whatsoever (collectively, the "Liens").

     1.2.  Capital Stock.  The authorized capital stock of the
           -------------
Company is 1,000,000 shares of Common Stock, par value $.20 per share. The Shares represent all of the issued shares of capital stock of the Company which are currently outstanding, and are owned legally, beneficially and of record by the Sellers.

                              ARTICLE II
                      CONSIDERATION FOR TRANSFER

     2.1.  Determination of the Purchase Price.
           -----------------------------------

     (a)   Formula.  The purchase price for the Shares shall be equal
           -------
to: (i) (A) Forty Million Seven-Hundred Fifty Thousand Dollars ($40,750,000) less (B) the amount, if any, by which the Shareholders'
              ----
Equity (as hereinafter defined) shall be less than Sixteen Million Dollars ($16,000,000) (the excess of (A) over (B) being hereinafter referred to as the "Fixed Purchase Price Amount"); plus (ii) the
                                                   ----
Deferred Purchase Price Amount (as hereinafter defined); plus (iii)
                                                         ----
the contingent payments (the "Contingent Purchase Price Amount") described in Exhibit B attached hereto ((i), (ii) and (iii) are collectively hereinafter referred to as the "Purchase Price"). For purposes of this Agreement: (i) "Shareholders' Equity" shall mean the amount equal to the shareholders' equity of the Company as of the Closing Date (as hereinafter defined), as determined pursuant to paragraph (b) below; and (ii) Deferred Purchase Price Amount shall mean (A) Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), less (B) the amount by which the Fixed Purchase Price Amount shall be
- ----
less than zero (0), less (C) the amount of uncontroverted Buyer
                    ----
Indemnification Claims (as hereinafter defined) asserted in writing on or prior to the last day of the two (2) year period following the Closing Date.

     (b)   Closing Statement.  Not later than forty-five (45) days
           -----------------
after the Closing, the Sellers shall provide the Buyer with a statement, for review by the Buyer and/or the Buyer's auditors, which shall include: (i) a balance sheet for the Company as of the Closing Date and (ii) the Seller's calculation of the Fixed Purchase Price Amount based on the formula set forth in paragraph (a) above (collectively, the "Closing Statement"). The Closing Statement shall be prepared in accordance with generally accepted accounting principles, applied on a basis consistent with the preparation of the March 31, 1994 and December 31, 1993 Company financial statements.
The Parties acknowledge and agree that the balance sheet referred to in (i) above shall not include any Pre-Billed Sales, Pre-Shipped Orders and Consignment Sales (as such terms are hereinafter defined) shall be excluded in determining the Shareholders' Equity, except to the extent of their inventory value. For purposes of this Agreement:
(i) "Pre-Billed Sales" shall mean sales billed to customers prior to the actual shipment of goods to the customer from the finished goods warehouse; (ii) "Pre-Shipped Orders" shall mean orders actually shipped to a customer in advance of the customer's requested shipment date, when the customer's requested shipment date is subsequent to the Closing Date; and (iii) "Consignment Sales" shall mean any sales recorded pursuant to consignment arrangements.

     (c)   Notice.  Within forty-five (45) days following the
           ------
delivery of the Closing Statement, the Buyer shall notify the Sellers in writing either that it accepts or disputes the Sellers' calculation of the Fixed Purchase Price Amount, which notice shall include its proposed adjustment to the Fixed Purchase Price Amount if it disputes the same. If the Buyer fails to deliver such notice within such time, the Closing Statement and Fixed Purchase Price Amount will be deemed accepted by the Buyer.

     (d)   Dispute Resolution.  If the Buyer delivers notice to the
           ------------------
Sellers that it disputes the Sellers' calculation of the Fixed Purchase Price Amount, the Sellers shall respond to the Buyer's objections and describe their position with respect thereto in writing within fifteen (15) days following their receipt of the Buyer's notice. The Buyer and the Sellers shall then make a good faith effort to resolve any disputed items within fifteen (15) days following the date of the Buyer's receipt of the

Sellers' aforementioned written response. If they are unable to do so, and if the amount of the disagreement in the aggregate is One Hundred Thousand Dollars ($100,000) or less, such amount shall be adjusted between the Parties equally by dividing the amount by two (2) and deeming the quotient so determined to be the amount of the adjustment agreed to by the
Parties.  Should the amount in dispute exceed One Hundred Thousand
Dollars ($100,000) in the aggregate, the  disputed items shall be presented to the New York, New York office of the "Big Six" accounting firm KPMG Peat Marwick (the "Arbitrator"), to make a final written determination with respect to the correctness of each item remaining in dispute.  The Arbitrator shall not be regarded as a mere fact finder or appraiser, but shall exercise its independent discretion and judgment as an accountant. The Arbitrator will be directed to make a final written determination within thirty (30) days of the dispute being submitted to it. The Arbitrator shall have full access to all requisite accounting and other records of the Company. Any determination by the Arbitrator shall be consistent with: (i)
generally accepted accounting principles, consistently applied; and
(ii) this Agreement.  The Buyer, on the one hand, and the Sellers, on the other hand, shall each bear one-half (1/2) of the costs and expenses associated with the Arbitrator's review and determination, unless the Arbitrator shall determine otherwise.  All such costs and
expenses shall be paid promptly.   The Arbitrator's determination of
all matters and disputes shall be final, conclusive and binding on the Buyer and the Sellers.

     2.2.  Payment of the Purchase Price.
           -----------------------------

     (a)   Closing Payment.  The initial payment of the Fixed
           ---------------
Purchase Price Amount to be made by the Buyer at Closing shall be equal to Forty Million Seven Hundred Fifty Thousand Dollars ($40,750,000) (the "Closing Payment"). On the Closing Date, by wire transfer of immediately available U.S. Dollar funds or other means acceptable to the Parties, the Buyer shall pay the Closing Payment to the Sellers in separate amounts equal to Forty Million Seven Hundred Fifty Thousand Dollars ($40,750,000) multiplied by each Seller's Pro-
                                     ---------- --
Rata Percentage (as hereinafter defined). For purposes of this Agreement, "Pro-Rata Percentage" shall mean with respect to each Seller, such Seller's percentage ownership of all the Shares, as set forth in Exhibit A.

     (b)   Post-Closing Payments of Fixed Purchase Price.  Following
           ---------------------------------------------
the Closing, the Fixed Purchase Price Amount shall be finally determined pursuant to and in accordance with Section 2.1. In the event that the Fixed Purchase Price Amount is less than the Closing Payment, the Sellers shall pay the Buyer such difference. Any such payment shall be due within two (2) business days following: (i) the acceptance by the Sellers and the Buyer of the Closing Statement; or
(ii) the Arbitrator's determination regarding the Closing Statement, in accordance with the procedures provided in Section 2.1. Such payment shall also include interest from the Closing Date at the reference rate of the Continental National Bank of Chicago, Illinois and shall be made payable by certified cheque or bank draft or wire funds transfer, as directed by the Buyer.

     (c)   Post-Closing Payments of the Deferred Purchase Price
           ----------------------------------------------------
Amount.  Following the Closing, the Deferred Purchase Price Amount
- ------
shall be determined and payable to the Sellers in separate amounts equal to the Deferred Purchase Price Amount for the applicable period multiplied by each Seller's Pro-Rata Percentage, in accordance with
- ---------- --
the terms of a letter of credit agreement acceptable to all of the Parties (the "L/C Agreement"). Pursuant to the L/C Agreement, the
Deferred Purchase Price Amount shall be payable in separate installments of One Million Dollars ($1,000,000) one (1) year following the Closing Date and One Million Two Hundred Fifty Thousand Dollars

($1,250,000) two (2) years following the Closing Date. All such payments shall: (i) be reduced for the deductions described in
Section 2.1(a), if any, and as further provided in the L/C Agreement; and (ii) also include interest from the Closing Date at the reference rate of the Continental National Bank of Chicago, Illinois.

     (d)   Post-Closing Payments of the Contingent Purchase Price
           ------------------------------------------------------
Amount.  The Contingent Purchase Price Amount, if any, shall be: (i)
- ------
determined in accordance with Exhibit B; and (ii) shall be payable in the manner and time-frame specified in Exhibit B to each of the Sellers in separate amounts equal to the Contingent Purchase Price Amount for the applicable period multiplied by each Seller's Pro-Rata
                                 ---------- --
Percentage.

                              ARTICLE III
                   THE CLOSING AND TRANSFER OF STOCK

     3.1.  Closing.  The purchase and sale of the Shares contemplated
           -------
by this Agreement (the "Closing") shall occur at the offices of Phillips, Nizer, Benjamin, Krim & Ballon in New York, NY, at 10 a.m. (E.S.T.) on September 30, 1994, or at such other time or place as may be agreed upon by the Parties in writing (the "Closing Date"). Upon consummation, the Closing shall be deemed to have taken place as of the close of business on the Closing Date. At the Closing, the Sellers shall take all steps necessary to put the Buyer in actual possession and operating control of the Business and the Company.

     3.2.  Deliveries by the Selling Parties.  The Sellers and the
           ---------------------------------
Company (collectively, the "Selling Parties") shall deliver, or cause the delivery, to or for the benefit of the Buyer on or prior to the Closing Date, the following:

     (a)   Share Certificates.  Share certificates evidencing all of
           ------------------
           the issued and outstanding Shares, together with duly executed stock powers attached, all in such form as to permit title to the Shares to be transferred to the Buyer;

     (b)   Corporate Records.  A Certificate of the Secretary of the
           -----------------
           Company certifying as to the authenticity of, as well as the actual, Certificate of Incorporation, By-laws, minute books, corporate seals and stock record books of the Company;

     (c)   Closing Certificate. A Certificate of the Selling Parties
           -------------------
           certifying as to: (i) the accuracy of the representations and warranties set forth in Article IV; (ii) that there are no actions pending which would prevent or materially affect the transactions contemplated hereby; (iii) the condition of the Business; and (iv) compliance with all covenants, agreements and undertakings of the Selling Parties to be complied with prior to the Closing;

     (d)   State Certificates.  A Certificate of Good Standing from
           ------------------
           each jurisdiction in which the Company is incorporated and/or qualified to do business and a certificate of the Delaware Secretary of State regarding the Certificate of Incorporation of the Company, each dated within thirty
           (30) days of the Closing Date;

     (e)   L/C Agreement. Executed L/C Agreement backed by a stand-by
           -------------
           letter of credit, in form and substance acceptable to each of the Parties;

     (f)   Legal Opinion. Opinion of Sellers' counsel in the form of
           -------------
           Exhibit 3.2(f) attached hereto;

     (g)   Employment Agreement. Executed Employment Agreement
           --------------------
           between Robert W. Adler and the Company, substantially in the form of Exhibit 3.2(g) attached hereto;

     (h)   Resignations.  Resignations from all those officers and
           ------------
           directors of the Company other than those whom Buyer determines, not less than two (2) days prior to Closing, will retain their office and/or directorship after the Closing;

     (i)   Resolutions.  Certified copies of the resolutions of the
           -----------
           Company's Board of Directors evidencing the approval and authorization of the transactions contemplated hereby;

     (j)   Tax Clearances.  All reasonably available clearances which
           --------------
           are provided by any competent taxing authority in order to establish that all taxes due as at or prior to Closing have been paid by the Company and each of the Sellers which, if not paid, may result in any Lien on the Shares;

     (k)   Releases.  Releases and termination statements, executed
           --------
           by the appropriate secured party and in a form appropriate for recording and filing, that are sufficient to release any and all Liens against or relating to the Shares;

     (l)   Landlord Consents.  Consents from the landlords of the
           -----------------
           real estate leases of the Company relating to the transfer of the ownership of the Company, as are required by said leases to avoid default thereunder; and

     (m)   Miscellaneous.  Such other transfers, assignments,
           -------------
           assurances, certificates, waivers, releases (including, without limitation, the termination of the TAKK condominium lease), consents (including consents to assignments) and approvals, satisfactory in form and substance to the Buyer and its counsel, as may be required, in the Buyer's sole opinion, to effect or evidence the assignment, conveyance, transfer and delivery to the Buyer of the Shares and/or to enable Buyer to continue to operate the Business in the manner operated by the Company and the Sellers prior to the Closing.

     3.3.  Deliveries by the Buyer.  The Buyer shall deliver, or
           -----------------------
cause the delivery, to or for the benefit of the Sellers on or prior to the Closing Date, the following:

     (a)   Closing Payment.  The Closing Payment referred to in
           ---------------
           Section 2.2 above;

     (b)   L/C Agreement. Executed L/C Agreement backed by a stand-by
           -------------
           letter of credit, in form and substance acceptable to each of the Parties;

     (c)   Legal Opinion. Opinion of Buyer's counsel in the form of
           -------------
           Exhibit 3.3(c) attached hereto;

     (d)   Employment Agreement. Executed Employment Agreement
           --------------------
           between Robert W. Adler and the Company, substantially in the form of Exhibit 3.2(g) attached hereto; and

     (e)   Officer Certificate.  A certificate signed by an officer
           -------------------
           of the Buyer that the conditions to Closing described in Sections 3.5(b) and (c) have been fulfilled.

     3.4   Conditions to the Buyer's Obligation to Close. The
           ---------------------------------------------
obligations of the Buyer to complete the Closing are subject to fulfillment prior to or at Closing of the following conditions.

     (a)   No Legal Proceedings.  At the Closing, no judicial or
           --------------------
           administrative proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall any order or injunction have been issued prohibiting, consummation of the transactions contemplated hereby (each Party shall advise the others immediately of any information regarding any such action).

     (b)   Fulfillment of Obligations.  The Selling Parties shall
           --------------------------
           have duly performed or complied with all of the material obligations to be performed or complied with by them under the terms of this Agreement at or prior to the Closing Date.

     (c)   Accuracy of Representations and Warranties. The
           ------------------------------------------
           representations and warranties of the Selling Parties set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except as otherwise specifically contemplated by this Agreement).

     (d)   Approvals, Notices and Opinions.  All approvals, notices
           -------------------------------
           and opinions required with respect to the transactions contemplated by this Agreement, including the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("H-S-R"), shall have been obtained or met.

     (e)   Reviews and Investigations.  The Buyer and its respective
           --------------------------
           agents shall have made such due diligence reviews and investigations of the Selling Parties as they shall desire, including, without limitation, legal due diligence reviews and investigations (particularly with respect to confirmation of ownership of the Shares), and the results of such reviews and investigations shall be satisfactory in Buyer's sole opinion.

     (f)   No Material Changes.  No event shall have occurred which
           -------------------
           results in a material adverse change in the Business, which event was previously unknown and not included or reflected in any of the disclosures in this Agreement or the Schedules attached hereto.

     (g)   Closing Deliveries. The Selling Parties shall have
           ------------------
           delivered all of the items listed in Section 3.2, unless the Buyer shall have waived delivery of any or all of the same.

     (h)   Loans To/From Affiliates.  The Company shall not have any
           ------------------------
           liability to or receivable from the Sellers or any Affiliates (as hereinafter defined) or related companies of the Sellers or the Company. As used herein, "Affiliate" shall mean any party who or which controls, is controlled by or is under common control with the Company.

     (i)   Phase 1 Audit.   The Buyer shall have completed a "phase
           -------------
           1" environmental audit of the Company's Roanoke, VA plant and warehouse facility and be satisfied with the results of the same, in its sole opinion.

     (j)   Delivery of Schedules.  The Selling Parties shall have
           ---------------------
           delivered to the Buyer Schedules 4.10 and 4.11 on or prior to the Closing Date and all remaining Schedules to this Agreement within two (2) weeks following the date of this Agreement.

     (k)   Buyer Board of Director Approval.  The Buyer's Board of
           --------------------------------
           Directors shall have approved this Agreement and the transactions contemplated hereby.

     3.5   Conditions to the Sellers' Obligation to Close. The
           ----------------------------------------------
obligations of the Sellers to complete the Closing are subject to fulfillment prior to or at the Closing of the following conditions.

     (a)   No Legal Proceedings.  At the Closing, no judicial or
           --------------------
           administrative proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall any order or injunction have been issued prohibiting, consummation of the transactions contemplated hereby (each Party shall advise the others immediately of any information regarding any such action).

     (b)   Fulfillment of Obligations.  The Buyer shall have duly
           --------------------------
           performed or complied with all of the material obligations to be performed or complied with by it under the terms of this Agreement at or prior to the Closing Date.

     (c)   Accuracy of Representations and Warranties. The
           ------------------------------------------
           representations and warranties of the Buyer set forth in
           Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except as otherwise specifically contemplated by this Agreement).

     (d)   Approvals, Notices and Opinions.  All approvals, notices
           -------------------------------
           and opinions required with respect to the transactions contemplated by this Agreement, including the H-S-R requirements, shall have been obtained or met.

     (e)   Closing Deliveries. The Buyer shall have delivered all of
           ------------------
           the items listed in Section 3.3, unless the Sellers shall have waived delivery of any or all of the same.

     3.6.  Closing Agreements.  At the Closing, the Parties shall
           ------------------
execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, such other instruments or documents, in form and substance reasonably acceptable to their respective counsel, as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

                              ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES
                        OF THE SELLING PARTIES

Each of the Selling Parties jointly and severally represents and warrants to the Buyer that each of the statements contained in this
Article IV is accurate, correct and complete as of the date of this Agreement, except that the representations and warranties in subparagraphs 4.1(b) and (c) below are made severally and not jointly.


     4.1.  Capital Stock.
           -------------

     (a)   Capital Structure.  Schedule 4.1(a) attached hereto sets
           -----------------
forth a complete and correct list of the authorized capital stock of the Company, the par value thereof, and the number of shares of capital stock which are issued and outstanding. All of the outstanding capital stock is duly issued, fully paid and nonassessable. None of the shares of capital stock is registered pursuant to the United States Securities Act of 1933 or Securities Exchange Act of 1934 or the securities laws and regulations of any other jurisdiction. All previously issued shares of the Company which are not currently in issue have been duly redeemed. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, right to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon them providing for the issuance, disposition or acquisition of any of their capital stock. Except as set forth on Schedule 4.1(a), there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company's capital stock. No shares of the Company's capital stock were issued in violation of any preemptive, subscription or other right of any person to acquire securities of the Company. Exhibit A attached hereto is a complete and correct list of all the Company's shareholders. The Shares represent all of the issued shares of capital stock of the Company which are currently outstanding and are owned legally, beneficially and of record exclusively by the Sellers. At the Closing, the Sellers shall be the record legal and beneficial owners of all outstanding stock of the Company.

     (b)   Ownership.   Each Seller is the legal, beneficial and
           ---------
record owner of the number of Shares set forth after his, her or its name on Exhibit A and has full legal right and power to execute and deliver this Agreement and perform his, her or its obligations hereunder.

     (c)   Title to Common Stock.   The Sellers shall have good and
           ---------------------
marketable title to the Shares and the absolute right, power and capacity to sell, assign and transfer the same to the Buyer free and clear of any Liens. Upon delivery of the share certificates for the Shares and executed stock powers to the Buyer, the Buyer will have full, valid and marketable title to the same.

     4.2.  Authorization of Agreement and Enforceability.  This
           ---------------------------------------------
Agreement has been, and the other agreements and documents to be delivered at Closing will be, duly and validly executed and delivered by each of the Selling Parties and constitute the valid and legally binding obligations of the Selling Parties, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to the availability of equitable remedies.

     4.3.  Effect of Agreement.  Neither the execution, delivery, and
           -------------------
performance of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company; (ii) constitute or result in the breach of, or conflict with, any term, condition or provision of, any note, bond, mortgage, indenture or other material contract to which any of the Selling Parties is a party or by which any of them or any of their respective properties or assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents shall have been obtained on or prior to the Closing Date;
(iii) to the best of the Selling Parties' knowledge, after due inquiry, violate any law, statute, regulation, judgment, order, injunction, or decree applicable to any of the Selling Parties or any of their respective properties or assets; (iv) result in an imposition of any Lien on any of the Shares, or an event which, with the giving of notice, lapse of time, or both, would result in any imposition; or
(v) result in any third party having the right to enjoin, rescind or otherwise prevent or impede the transactions contemplated hereby or to obtain any other judicial or administrative relief as a result of any transaction carried out in accordance with the provisions of this Agreement.

     4.4.  Approvals, Consents and Notices.  Except as otherwise
           --------------------------------
disclosed on Schedule 4.4 attached hereto, compliance is not required with any law, rule, or regulation of any government or governmental or regulatory authority, nor is the consent, license, approval, authorization, or declaration of or notice to any landlord, mortgagee, secured party, governmental or regulatory authority or other third party required in connection with the execution, delivery, performance, and validity of this Agreement, the consummation of the transactions contemplated hereby, or the fulfillment of the terms hereof.

     4.5.  Due Organization.  The Company is a corporation duly
           ----------------
organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority and all requisite licenses, permits and franchises to own, operate or lease its assets and properties and to carry on the Business as currently conducted and at all times conducted prior to the Closing Date. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions where, by the nature of its business or the character and location of its property or personnel, failure to be so licensed or qualified would have a material adverse effect upon its Business or assets or where failure to qualify would affect the ability of the Company to enforce any of its rights.
Except as set forth on Schedule 4.5 attached hereto, the Company has all requisite corporate power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals to own, lease, license, use, and operate its properties and other assets and to conduct the Business as presently conducted and at all times conducted prior to the Closing Date, where the failure to possess such consents and other documents would have a material adverse effect on its condition, financial or otherwise. Schedule

4.5 also sets forth a list of all jurisdictions in which the Company has manufacturing/sourcing relationships or operations, distributes or sells products or otherwise carries on business. For purposes of this Section 4.5, the Company shall not be deemed to be carrying on business in a jurisdiction solely because it ships products to such jurisdiction if such shipments originate from outside of such jurisdiction, or solicits orders subject to acceptances by an office outside of such jurisdiction.

     4.6.  Subsidiaries and Partnerships. The Company does not own,
           -----------------------------
legally or beneficially, any equity interest in any other company, corporation, business trust, partnership, limited partnership, joint venture, or other entity.

     4.7.  Financial and Business Records.
           ------------------------------

     (a)   Financial Statements and Accounting Methods.  Schedule
           -------------------------------------------
4.7(a) attached hereto is a list of the financial statements of the Company which have been provided to and relied upon by the Buyer (collectively, the "Financial Statements"). The Financial Statements:
(i) are accurate, correct and complete; (ii) are in accordance with the books of account and records of the Company; (iii) present fairly the financial condition and results of operations of the Company as of the dates and for the periods indicated; and (iv) were prepared in accordance with generally accepted accounting principles, consistently applied, from the books and records of the Company. Since December 31, 1993, there has been no significant change in the accounting methods or practices of the Company. The Company has made and kept books, records and accounts in sufficient detail to reflect accurately and fairly its activities and transactions. The Company has and maintains an internal accounting system sufficient to permit preparation of its financial statements in accordance with generally accepted accounting principles, consistently applied.

     (b)   Books and Records.  All of the corporate and business
           -----------------
books and records of the Company have been made available to the Buyer, are in all material respects complete and correct and have been maintained in accordance with good, sound and consistent business practices. The Company has and maintains an internal accounting system sufficient to permit the preparation and maintenance of such records accurately and completely and in accordance with good, sound and consistent business practices.

     4.8.  Absence of Changes.  Except as set forth on Schedule 4.8
           ------------------
attached hereto, since December 31, 1993, the Selling Parties have not taken, caused, allowed to occur or agreed or committed to do, whether in writing or otherwise, any of the following actions or events with respect to the Company or the Business and none of such actions or events have been taken or occurred:

     (a)     Operations.
             ----------

     (i) Cause the Business to (A) create or assume on the assets of the Company or the Business any Lien, except in the ordinary course of business and consistent with past practice, (B) change any credit policy as to sales of inventories, (C) pre-ship any orders in advance of the customer's requested shipment date, (D) pre-bill any customers for sales prior to the actual shipment of goods to the customer, or (E) make any commitment with respect to any of the foregoing matters;

     (ii) Fail to maintain inventories in accordance with prior practices in the ordinary course of business or to maintain the properties and assets of the Company in good repair, order and condition, reasonable wear and tear excepted;

     (iii) Fail to maintain the Company's books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years or change the credit practices or the methods or accounting principles used in maintaining books, accounts or business records;

     (iv) Extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business;

     (v) Any material damage, destruction or loss, whether or not covered by insurance, adversely affecting assets;

     (vi) Any material adverse change in financial condition, assets, liabilities or personnel or in relationships with personnel, suppliers, subcontractors, customers, distributors, lessors or others, except changes in the ordinary course of business;

     (vii) Any major decisions affecting the Business, including (A) changes in wholesaler alignments, inventory levels, management organization or personnel, arrangements with sales brokers, advertising agencies, subcontractors, market research projects, advertising and promotion budgets, the content of advertisements or working capital levels (payables, receivables and inventory), or (B) changes in discretionary costs, such as advertising, maintenance and repairs, research and development, and training;

     (viii) Fail to maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of the Business, all liability and other casualty insurance, and all bonds on personnel; and

     (ix) Fail to use best efforts to preserve intact the organization of the Business and to keep available the services of the present executives, employees, agents and independent representatives of the Company and to preserve the good will of suppliers, customers and others having business relationships with the Company and/or the Business.

     (b)     Liabilities and Liens.
             ---------------------

     (i) Borrow any money or guarantee any debt for borrowed money, except (A) in the ordinary course of business and consistent with past practice, and (B) within the maximum credit limit under existing lines of credit;

     (ii) Other than in the ordinary course of business and consistent with past practice, incur any material liability or obligation (absolute, accrued, contingent or otherwise) or issue any debt securities or assume, guarantee endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or change any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve, any of which could result in a Lien on the assets of the Company or incur a debt or liability or enter into or agree to enter into any lease, contract, purchase or sale order, or other commitment, which involves an expenditure, obligation, purchase or sale of more than $50,000, other than in the ordinary course of business;

     (iii) Mortgage, pledge or subject to Lien any of the assets of the Company or agree to do so, other than in the ordinary course of business and in accordance with past practice;


     (iv) Cancel any debts or waive any claims or rights of substantial value or sell, transfer, or otherwise dispose of any of the assets of the Company, except for inventory or accounts in the ordinary course of its business and consistent with past practice; and

     (v) Any advances to or investments in or transfers of assets to any Affiliate.

     (c)     Employment and Management.
             -------------------------

     (i) Enter into an employment contract or agreement (oral or written) with any shareholder or employee of the Company or enter into or amend any employment, bonus, severance or retirement contract or arrangement, nor increase any salary or other form of compensation payable or to become payable to any directors, officers, executives or employees of the Business (except for increases consistent with the Company's historical practice in the ordinary course of business); and

     (ii) Effect or permit to occur any change in the directors or management personnel of the Company.

      (d)    Compliance with Law.  Fail in any material respect to
             -------------------
             comply with any laws, ordinances, regulations or other governmental restrictions applicable to it or fail in any material respect to attain or maintain all licenses and permits required to operate the Business as it is presently being operated.

     (e)     Extraordinary Transactions.
             --------------------------

     (i) Merge or consolidate with, purchase all or a part of the assets of, or otherwise acquire any business or any proprietorship, partnership, firm, association, corporation or other business organization or division thereof;

     (ii) Dispose of, mortgage or encumber any of the assets, properties, rights or claims of the Company, other than sales of inventory in the ordinary course of business and in accordance with past practice;

     (iii) Grant any powers of attorney (other than powers of attorney granted in the ordinary course of business and consistent with past practice with respect to tax or customs matters);

     (iv) Engage in or enter into any material transaction of any nature not expressly provided for herein involving the assets of the Company, except transactions in the ordinary course of business and consistent with past practice;

     (v) Dispose of or license any rights to the use of any Intellectual Property, or dispose of or disclose to any party any of the Intellectual Property or trade secrets, not theretofore a matter of public knowledge;

     (vi) Make or permit, or agree to make or permit, any substantial amendment or premature termination of any material contract, mortgage, lease, license, agreement or other instrument to which it is a party or by which any of its properties or assets are bound, except in the ordinary course of business; and

     (vii) Purchase, lease or otherwise acquire any real estate or any interest therein.

     (f)     Capital Stock; Corporate Documents.
             ----------------------------------

     (i) Declare, set aside or pay any dividend or transfer any funds or assets from the Company to the Sellers or other shareholders of the Company or make any other distribution with respect to the capital stock of the Company, except for distributions of the Company's accumulated adjustments account and other distributions which would not reduce Shareholders' Equity below Sixteen Million Dollars ($16,000,000);

     (ii) Authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock of any class or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class; and

     (iii) Split, combine or reclassify any shares of its capital stock of any class or redeem or otherwise acquire, directly or indirectly, any shares of its capital stock of any class, or amend the Certificate of Incorporation or Bylaws of the Company.

     4.9.    Bank Accounts and Investments.  Schedule 4.9 attached
             -----------------------------
hereto sets forth an accurate, correct and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, lock box or line of credit, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under such lines of credit or other loan facilities, or to obtain access to such boxes. Schedule 4.9 sets forth an accurate, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially and/or legally of record, by the Company (the "Investments"). The Company has good and marketable title to all of the Investments. Except as set forth on Schedule 4.9, the Investments to be reflected on the Closing Statement will be: (i) properly valued at the lower of cost or market, (ii) readily marketable, and (iii) fully paid and not subject to assessment or other claims upon the holder thereof.

     4.10.   Receivables.  Schedule 4.10 attached hereto sets forth
             -----------
the most recent accurate, correct and complete list and aging of all outstanding Company accounts and notes receivable and any and all other amounts due the Company from whatever source (collectively, the "Receivables"). All Receivables are due and valid claims having arisen in the ordinary course of business against account debtors for goods or services delivered or rendered and will be subject to no legitimate setoffs, discounts, credits, reductions, defenses, offsets or counterclaims, except as reserved against in accordance with generally accepted accounting principles, consistently applied. On the Closing Statement, there will be appropriate reserves for discounts, returns and allowances for the Receivables. Except as set forth on Schedule 4.10, no Receivables are or will be subject to prior Lien. The Company has not incurred any liabilities for discounts, returns, refunds, allowances or otherwise, except as will be provided for on the Closing Statement in accordance with generally accepted accounting principles, consistently applied.

     4.11.   Inventory.  Schedule 4.11 attached hereto sets forth  the
             ---------
most recent accurate, correct and complete list of all of the Company's inventories of raw materials, work in process and finished goods, wherever located, including goods in transit or overseas (collectively, the "Inventory"), which list provides a breakdown by division code and style, location and amount. All items of
Inventory: (i) are valued at the lower of cost or market value, in accordance with generally accepted accounting principles, consistently applied; (ii) contain no material amounts (except as appropriately reserved) that are not of good and merchantable quality, salable and usable for the purposes intended in the ordinary course of the Business and meet the current standards and specifications of the Business; (iii) conform to warranties customarily given to purchasers of like products (except as appropriately reserved); (iv) were purchased or manufactured by the Company in the ordinary course of business consistent with past practice; (v) are at levels adequate and not excessive in relation to the circumstances of the Business and in accordance with past inventory stocking practices; and (vi) consist of inventories of the kind and quality regularly and currently used in and sold by the Business (except as appropriately reserved). Except as set forth on Schedule 4.11, no items are held on consignment by the Company, as consignee or consignor.

     4.12.   Real Property.
             -------------

     (a)     Owned Real Property.  Schedule 4.12(a) attached hereto
             -------------------
provides a general description of all ownership rights of the Company to real property including all rights, options, land, buildings, leaseholds, leasehold improvements and other appurtenances related thereto (collectively, the "Owned Real Property"), street address, legal description, options and commitments, oral or written, and details of all leases relating to the same, specifying in the case of leases or subleases, the name of the lessor/lessee or sublessor/sublessee, the lease term (specifying any renewal provisions or termination options), basic annual rent, and any other material terms. Except as set forth on Schedule 4.12(a) attached hereto, the Company owns no interest in any real property and has no agreements to acquire the title to any real property.

     (b)     Leased Real Property.  Schedule 4.12(b) attached hereto
             --------------------
provides a general description of all rights of the Company to leased real property including all rights, options, land, buildings, leaseholds, leasehold improvements and other appurtenances related thereto (collectively, the "Leased Real Property") and details of all leases relating to the same, specifying in the case of leases or subleases, the name of the lessor/lessee or sublessor/sublessee, the lease term (specifying any renewal provisions or termination options), basic annual rent, street address, legal description, options and commitments, oral or written, and any other material terms. To the best of the Selling Parties' knowledge, after due inquiry, all of such leases are in good standing and are valid, binding, and in full force and effect, and will be unaffected by the transactions contemplated hereby. Except as set forth on such Schedule, to the best of the Selling Parties' knowledge, after due inquiry, there is not under any such lease any existing material default of the Company or of any other party thereto, or event which, after notice or lapse of time, or both, would constitute a material default or result in a right to accelerate against or loss of rights by the Company. In addition, no notice has been received of any such event or default. The Company is current with respect to all of its payment obligations and enjoys peaceful and undisturbed possession of the Leased Real Property under such leases. The Company has been in peaceable possession of the Leased Real Property since the commencement of the original term of each lease relating thereto.

     (c)     Condition of the Real Property.  The buildings on the
             ------------------------------
Owned Real Property and Leased Real Property (collectively, the "Real Property") and other improvements have been maintained, since their occupancy by the Company, in a manner consistent with that of a prudent owner. Such properties are in good operating condition and repair, ordinary wear and tear and the repair required in the ordinary course of business excepted. Except as set forth on Schedule 4.12(c) attached hereto, no extraordinary expenditures either for repair or replacement of any of the foregoing are foreseeable. The Selling Parties are not aware of any structural defect to the buildings on the Real Property or any part of the foundation, structure or roof
thereof.   None of the buildings on the Leased Real Property is
subject to any outstanding work order or notice of defect or non-compliance or other notice issued by any government department, board or official, fire underwriter or like authority. Such properties conform to all applicable laws, ordinances and regulations, except for such minor variations as do not impair or interfere with the use of such properties for the purposes for which they are employed, and the Selling Parties have not received any notice to the contrary. Notwithstanding any of the foregoing to the contrary, the Selling Parties make no representation or warranty with regard to the maintenance or condition of commercial office buildings or apparel marts in which the Company leases less than ten percent (10%) of the entire rentable space in such buildings or marts, except specifically for that portion of such buildings or marts which the Company leases.

     (d)     Use, Agreements and Other Matters.  The Company has not
             ---------------------------------
entered into any material agreement which might result in any of the Real Property being subject to or assessed for any taxes, rates, levies, assessments, local improvement rates or charges of a similar
nature other than as currently assessed.   A true, correct and
complete copy of the real property tax bills for the Real Property for the current tax year and bills with respect to any special assessments affecting any of the Real Property has been delivered to the Buyer. All real property taxes and special assessments with respect to the Real Property which were due and payable prior to the date hereof have been paid in full. The use being made of the Real Property is in conformity in all material respects with the certificates of occupancy
issued for each of the Real Property.   The Real Property and the
present use and condition thereof do not violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable thereto, as modified by any duly issued variances.
No party to any
reciprocal easement agreement affecting any of the
Real Property is in default thereunder and no event has occurred which, with the giving of notice, lapse of time, or both, would constitute a default thereunder. All maintenance payments with respect to such reciprocal easement agreements which were due and payable prior to the date hereof have been paid. The buildings located on the Owned Real Property are located entirely within the boundaries of such properties and there are no encroachments above grade onto such properties. No building or other improvement which is part of any of the Real Property encroaches, in any respect, upon any property owned by any adjacent landowner or upon any real property interest held by any other person with respect to any of the Real Property (including easements on the Real Property) and no asset of any other Person encroaches upon the Real Property. Except as set forth on Schedule 4.12(d) attached hereto, all water, sewer, gas, electricity, telephone and other utilities serving the Real Property are supplied directly to the Real Property by facilities of public utilities and are adequate for the full operation of the Business.
The Selling Parties have no knowledge of any federal, state, county or municipal plans to change any highways or road systems in the vicinity of any of the Real Property or to restrict or change access from any such highway or road to any of the Real Property or of any pending or threatened condemnation of any of the Real Property or any parts thereof or of any plans for improvements which might result in a
special assessment against any of the Real Property.   The Selling
Parties have delivered, or will within two (2) weeks following the date of this Agreement deliver, to the Buyer accurate, correct and complete copies of all environmental audits, title insurance policies, surveys or other reports/studies regarding the Real Property which they possess or have access to.

     4.13.   Tangible Personal Property.
             --------------------------

     (a)     Motor Vehicles.  Schedule 4.13(a) attached hereto sets
             --------------
forth an accurate, correct and complete list of all motor vehicles used in the Business, whether owned or leased (collectively, the "Vehicles").

     (b)     FF&E.  Schedule 4.13(b) attached hereto sets forth an
             ----
accurate, correct and complete list of all material trade fixtures, furniture, furnishings, machinery, and equipment used in the Business, whether owned or leased (collectively, the "FF&E").

     (c)     Computer Assets.   Schedule 4.13(c) attached hereto sets
             ---------------
forth an accurate, correct and complete list of all electronic data processing and computer equipment used in the Business, whether owned or leased (collectively, the "Computer Assets").

     (d)     Other Tangible Assets.   Schedule 4.13(d) attached hereto
             ---------------------
sets forth an accurate, correct and complete list of all other material tangible personal property used in the Business, whether owned or leased (collectively, the "Other Tangible Assets").

     (e)     Condition of Assets.  To the best of the Selling Parties'
             -------------------
knowledge, after due inquiry: (i) all of the Vehicles, FF&E, Computer Assets and Other Tangible Assets (collectively, the "Tangible Personal Property") are (A) properly licensed and registered in accordance with and conform to all applicable laws, ordinances and regulations, except for such minor variations as do not impair or interfere with the use of such assets for the purposes for which they are employed, and the Selling Parties have not received any notice to the contrary, (B) insured as set forth in Schedule 4.18, (C) in good operating condition and repair (reasonable wear and tear excepted), suitable for the purposes for which they are presently being used, and are adequate to meet all present and reasonably anticipated future requirements of the Business as presently conducted and (D) not subject to any Lien; and (ii) except as set forth on Schedule 4.13(e) attached hereto, no extraordinary expenditures either for repair or replacement of any of the foregoing are foreseeable.

     (f)     Title to Assets.  Schedule 4.13(f) attached hereto sets
             ---------------
forth an accurate, correct and complete list of all the Tangible Personal Property which the Company owns. The Company is the legal and beneficial owner of all right, title and interest in and has good and marketable title to all such assets. None of the same are subject to: (i) any title defect or objection; (ii) any contract of lease, license or sale; (iii) any royalty or commission arrangement; or (iv) any Lien.

     (g)     Leased Assets.  Schedule 4.13(g) attached hereto sets
             -------------
forth a complete, correct and accurate list and summary description of all leases of all Tangible Personal Property used in the Business, specifying the name of the lessor/lessee or sublessor/sublessee, the lease term (specifying any renewal provisions or termination options), basic annual rent, options and commitments, oral or written, and any other material terms.

     4.14.   Intellectual Property.
             ---------------------

     (a)     Trademarks, Patents, Etc.. Schedule 4.14(a) attached
             -------------------------
hereto sets forth an accurate, correct and complete list and summary description of: (i) all patents, patent licenses, copyrights, trade secrets, trademarks, service marks, franchises, service names, trade names, and assumed names and all registrations and applications therefor which the Company owns or has rights to for all articles offered for sale by the Company and for all forthcoming articles; and
(ii) all licenses and other agreements relating to any and all designs, drawings, patterns, specifications, patents, patent licenses, copyrights, trade secrets, trademarks, service marks, franchises, service names, trade names, and assumed names and all registrations and applications therefor which the Company owns or has rights to, including, all existing designs, drawings, patterns and specifications owned by the Company for all articles offered for sale by the Company and for all forthcoming articles and existing designs, drawings, patterns and specifications produced for but not used by the Company and all copyrights related thereto (collectively, the "Intellectual Property") . Neither the Company, nor the Business, has been known by or done business under any name other than those listed in such Schedule. Except as set forth on Schedule 4.14(a), none of the Intellectual Property is subject to any extensions, renewals, taxes or fees due within ninety (90) days after Closing. Except as set forth in such Schedule: (i) the Company is the sole and exclusive owner of and/or has the sole and exclusive right to use the Intellectual
Property; (ii) no action, suit, proceeding or investigation is pending, or to the best of the Selling Parties' knowledge, after due inquiry, threatened with respect to the Intellectual Property; (iii) to the best of the Selling Parties' knowledge, after due inquiry, none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others or is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (iv) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property; and (v) none of the Selling Parties have agreed or are obligated to indemnify any person for or against any infringement of or by the Intellectual Property, except in the ordinary course of business or as required by law. To the best of the Selling Parties' knowledge, after due inquiry, the Selling Parties are not infringing upon any patent, patent license, trade secret, trademark, copyright, service mark, franchise, service name, trade name, or assumed name or application or registration therefor which is owned or held by or pending with respect to any person or entity, and there is no claim or action by any such person or entity pending or threatened with respect thereto.

     (b)     Trade Secrets, Proprietary Information and Know-How.  All
             ---------------------------------------------------
information in the nature of trade secrets or proprietary information is owned solely and exclusively by the Company and the Company has been responsible for the development of such information. All such information has been maintained in confidence and shall be in the possession of the Company at Closing.

     (c)     Software and Information Systems.  The Company has all
             --------------------------------
necessary right, title and interest to all electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, source codes, input data, routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material used in the Business (collectively the "Software"). Schedule 4.14(c) attached hereto sets forth an accurate, correct and complete list and summary description of all Software and identifies (i) Software which is owned by the Company and any licenses thereof; (ii) Software which is licensed to the Company and whether any copies of such licensed Software have been made; (iii) any other Software in which the Company has any use, possessory or proprietary rights; and (iv) all pending Software development projects, together with an identification of the persons undertaking such projects. Except as set forth on Schedule 4.14(c), with respect to the Software: (i) all Software documentation is current, accurate and sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use by the Buyer without reliance on the special knowledge or memory of others; (ii) no proprietary rights in any Software have been transferred, whether by sale, assignment or license, or have been lost for any reason, within the past five (5) years; (iii) the Software has not been used, divulged or appropriated for the benefit of any other person, or to the detriment of the Company; (iv) the Company's rights in the Software are free and clear of any Liens; (v) the Company has taken reasonable measures to protect the secrecy, confidentiality and value of the Software; (vi) the Company has received no notice of any violation of trade secret rights, copyrights or other proprietary rights with respect to any Software and knows of no basis therefor; and (vii) copies of the Software are in the Company's possession and control.

     4.15.   Agreements; Permits and Licenses.
             --------------------------------

     (a)     Material Agreements.    Schedule 4.15(a) attached hereto
             -------------------
sets forth a correct and complete list of all Material Agreements (as hereinafter defined) (except for the leases relating to the Leased Real Property and Tangible Personal Property, which are set forth on Schedules 4.12(b) and 4.13(g), respectively, attached hereto). With regard to the Material Agreements: (i) all such Material Agreements are in full force and effect and are in good standing, valid, binding and enforceable in accordance with their respective terms; (ii) no amounts payable under any Material Agreement are past due, to the best of the Selling Parties' knowledge, after due inquiry; (iii) each party thereto has complied with all material commitments and obligations on its part to be performed or observed under each Material Agreement; and (iv) the Selling Parties have not received any notice of a default, offset or counterclaim under any Material Agreement, or any other communication calling upon the Selling Parties to comply with any provision of any Material Agreement or asserting noncompliance, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, to the best of the Selling Parties' knowledge, after due inquiry, would constitute
a default under any Material Agreement.   The Selling
Parties have delivered, or will deliver within two (2) weeks following the date of this Agreement, to the Buyer a true and correct copy of each Material Agreement. For purposes of this Agreement, "Material Agreements" shall mean any and all of the following agreements: (i) loan and credit agreements (including, without limitation, letter of credit facilities), factoring agreements, security agreements, guarantees, notes, conditional sales agreements, leasing agreements (including the leases for all Tangible Personal Property and the Leased Real Property), sale-leaseback agreements or title retention agreements; (ii) purchase orders and/or other contracts and commitments for the future purchase of materials, supplies or equipment in excess of the requirements for normal operating inventories or for business booked as of the Closing Date; (iii) contracts, agreements, indentures, instruments or commitments by and between the Company and any person or entity with whom the Company is not dealing at arm's length; (iv) employment and sales/agency contracts or agreements of non-competition, non-disclosure and/or confidentiality; (v) management or service contracts or agreements, and contracts and agreements with independent contractors and sub-contractors, other than those which arise in the ordinary course of business or provide for the payment in any twelve (12) month period of Twenty-Five Thousand Dollars ($25,000) or less in the aggregate;
(vi) customer purchase orders accepted by or on behalf of the Company
(A) providing in one instance or in the aggregate for the shipment of goods having a listed price of more than Two Hundred Fifty Thousand Dollars ($250,000), or (B) in respect of which the Company has been paid in advance or has received any prepayment; (vii) any contract for the purchase of equipment or any construction or other similar agreement involving any expenditure in excess of Fifty Thousand Dollars ($50,000); (viii) any purchase order, agreement or commitment (but not including closeouts in the normal course of business) obligating the Company to sell or deliver any product at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product; (ix) any joint venture, partnership or other cooperative arrangement or any other agreement involving the sharing of profits;
(x) any sales or buying agency agreements or arrangements, brokerage, distribution, license, consignment or similar contracts or agreements, other than those contracts or agreements entered into in the normal course of business and terminable by the Company without payment or penalty on 60 days (or less) notice; (xi) any deed, easement, agreement or other instrument affecting any right, title or interest in or to real property; (xii) any contract or option for the purchase or sale of any assets other than in the ordinary course of business; and (xiii) all contracts, agreements, indentures, instruments and commitments, other than those described in (i) through (xii) above,
(A) arising in the ordinary course of business or providing for the payment in any twelve (12) month period of Twenty-Five Thousand Dollars ($25,000) or more in any one instance or in the aggregate, (B) not arising in the ordinary course of business and providing for the payment in any twelve (12) month period of Fifty Thousand Dollars ($50,000) or more in any one instance or in the aggregate, (C) having a term (including extensions) in excess of twelve (12) months,
(D) not terminable without payment or penalty on 60 days (or less) notice, or (E) between the Company and any of the Selling Parties or another Affiliate.

     (b)     Permits and Licenses.  Schedule 4.15(b) attached hereto
             --------------------
sets forth a correct and complete list of each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business (collectively, the "Permits"), together with the name of the government agency or entity issuing the same except: (i)
normal routine items (such as, without limitation, local business permits, auto and truck license tags, building permits, etc., which normally relate to the business of designing and marketing apparel and goods for or to the Business); or (ii) for Permits as
to which the failure to have them would not have a material adverse effect on the Business. Except as set forth on such Schedule, such Permits are valid, in good standing and in full force and effect and, assuming the required consents can be obtained prior to Closing, are transferable by the Company to the Buyer, and none of the Permits will, assuming the required consents have been obtained prior to the Closing Date or are not required hereunder, be terminated or impaired or become
terminable as a result of the transactions contemplated hereby.   Upon
the Closing, the Buyer will, assuming the required consents have been obtained or are not required, have all of the right, title and interest in all the Permits which the Company presently has.

     4.16.   Employment/Labor Matters.
             ------------------------

     (a)     Employees.  Schedule 4.16(a) attached hereto contains an
             ---------
accurate, correct and complete list and summary description of the name, position, length of service, and present rate of compensation, direct and indirect, of all of the Company's employees whose gross wages or salary (exclusive of benefits, perquisites and bonus) exceed $60,000 per year. Except as set forth on Schedule 4.16(a), to the best of the Selling Parties' knowledge, after due inquiry, the services of substantially all of the Company's employees (the "Employees") will continue to be available on substantially the same terms and conditions to the Company following the Closing. There are no disputes pending or, to the best of the Selling Parties' knowledge, after due inquiry, threatened, involving any Employee, except individual grievances which, in the aggregate, are not material. The Company is not obligated by, subject to, aware of, threatened by or a party to, any collective bargaining agreement or other labor contract (or part thereof), the selection of a collective bargaining representative for the Employees, any order of any labor board or administrative agency, labor dispute, labor board proceeding, grievance proceeding or unfair labor practice proceeding or practice decision relating to the Employees. There is no unfair labor practice or age or sex discrimination complaint against the Company pending before or, to the best of the Selling Parties' knowledge, threatened before the National Labor Relations Board or any other (Federal, state, or local) board, department, commission, or agency. In the last ten (10) years, there has not been and there is not presently pending or existing any strike, slowdown, picketing, work stoppage, or other labor disruption against or affecting, or threatened against, the Company. No application for certification of a collective bargaining unit has been instituted or is pending or, to the best of the Selling Parties' knowledge, after due inquiry, is threatened. Except as described in Schedule 4.16(a), no Employee who is employed by the Company following the Closing will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby. Except as set forth on Schedule 4.16(a), with regard to the Employees, the Company has complied with all laws, rules and regulations relating to the employment of labor, including provisions relating to wages, hours, overtime, equal opportunity, occupational health and safety, severance, collective bargaining and the payment of social security and other taxes.

     (b)     Employee Benefit Plans.  Schedule 4.16(b) attached hereto
             ----------------------
includes a list of each "employee benefit plan", as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which: (i) is maintained or sponsored by the Company or any of their ERISA Affiliates (as hereinafter defined); and (ii) covers any Employee (collectively, the "Employee Benefit Plans"). Except as set forth on Schedule 4.16(b), each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), has received a favorable determination letter from the Internal Revenue

Service regarding such qualification, and each Employee Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Tax Code, which are applicable to such Employee Benefit Plan. No Employee Benefit Plan is a Multiemployer Plan (as hereinafter defined) and no Employee Benefit Plan is subject to Title IV of ERISA. Neither the Company, nor any of its ERISA Affiliates, has incurred or will incur any liability under Title IV of
ERISA or otherwise relating to any Employee Benefit Plan that could become, after the Closing Date, an obligation of the Buyer or any of its Affiliates. The Selling Parties have furnished to the Buyer copies of each Employee Benefit Plan and the most recent Internal Revenue
Service determination letters with respect to each such Employee
Benefit Plan.   For purposes of this Agreement: (i) "ERISA Affiliate"
of any entity shall mean any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Tax Code; and (ii) "Multiemployer Plan" shall mean each Employee
Benefit Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

     (c)     Employee Benefit Arrangements.  Schedule 4.16(c) attached
             -----------------------------
hereto includes a list of each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage, medical benefits (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement or employment insurance, compensation or benefits which: (i) is not an Employee Benefit Plan; (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates; and
(iii) covers any Employee (collectively, the "Employee Benefit Arrangements"). Copies or descriptions of all Employee Benefit Arrangements have been made available or furnished previously to the Buyer. Each Employee Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations
which are applicable to such Employee Benefit Arrangement.   Neither
the Company, nor any of its ERISA Affiliates, have incurred or will incur any liability relating to any Employee Benefit Arrangement that could become, after the Closing Date, an obligation of the Buyer or any of its Affiliates. No Employee is eligible for payments that would constitute "parachute payments" under Section 280G of the Tax Code or for other severance or separation type payments.

     (d)     Contributory Plans.  With respect to each Employee
             ------------------
Benefit Plan or Employee Benefit Arrangement to which the Company is required to make or have made contributions (hereinafter referred to as "Contributory Plans"): (i) each of the Contributory Plans is in material compliance, and has been administered in accordance with its terms and the applicable law; (ii) the Company has not incurred any funding deficiency in connection with any of the Contributory Plans and each of the Contributory Plans is fully funded; (iii) none of the Contributory Plans or any related trusts has been terminated; and (iv) as of the most recent valuation date for each of the Contributory Plans, the present value of the accrued benefits (as computed by the actuaries for such Contributory Plan using the actuarial assumptions in effect for such purposes as reflected in the most recent actuarial report or valuation for such Contributory Plan) of all participants and former participants in such Contributory Plan did not, and as of the Closing Date such present value will not, exceed the fair market value of its assets.

     (e)     Independent Representatives. Schedule 4.16(e) attached
             ---------------------------
hereto contains a complete and correct list of the independent sales representatives of the Company (the "Sales Reps") and a summary of the sales volume (or, in the alternative, commission volume) of each such Sales Rep for the twelve (12) months ended December 31, 1993 and the material terms of the commission and expense arrangements or written
agreements between the Company and each such Sales Rep.   None of the
Sales Reps has claimed that he, she or it has a written agreement with the Company obligating the Company or its successors to continue to engage such representative with respect to sales of the Company beyond the term of his, her or its agreement. To the best of the Selling Parties' knowledge, after due inquiry, there are no facts or circumstances which may give rise to any material dispute between any such representative and the Company.

     4.17.   Customers, Contractors and Suppliers.  All outstanding
             ------------------------------------
contracts and orders with customers, contractors and suppliers of the Business were entered into by or on behalf of the Company in the ordinary course of business and consistently with past practice. Such outstanding contracts or orders with customers, on average, are at a gross profit substantially consistent with that experienced in the Financial Statements and, there are no contracts with suppliers which require or permit performance more than twelve (12) months following Closing. Schedule 4.17 attached hereto sets forth an accurate, correct and complete list of the twenty-five (25) largest customers, ten (10) largest contractors, ten (10) largest fabric suppliers and five (5) largest trim suppliers of the Business on a consolidated basis determined on the basis of revenues from items sold (with respect to customers) or costs of items purchased (with respect to suppliers) for the twelve (12) months ended December 31, 1993.
Except as otherwise set forth herein, the Selling Parties know of no fact, condition or event which is presently materially adversely affecting or in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of the terms hereof could materially adversely affect the relationship of the Business with any major customer, contractor or supplier.

     4.18.   Insurance.  The Selling Parties have provided the Buyer
             ---------
with an accurate, correct and complete list and summary description (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, insurance programs or fidelity bonds (collectively, the "Insurance") maintained by the Company or in which the Company is a beneficiary or a named insured. All Insurance has been issued by properly licensed insurance companies under valid and enforceable policies or binders for the benefit of the Company, and all such policies or binders are in such types and full force and effect and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the Business. Except as set forth on Schedule 4.18, there are no pending or asserted claims by the Company against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed.
The Selling Parties have provided the Buyer with accurate, correct and complete information regarding the Company's claims experience for the last five (5) fiscal years for all single claims exceeding Ten Thousand Dollars ($10,000) and the interim period through the date hereof with respect to the Business (both insured and self-insured). No notice of cancellation or nonrenewal with respect to, or material increase of premium for, any Insurance has been received by the Company. The Selling Parties do not have knowledge of any facts or the occurrence of any event which: (i) reasonably might form the basis of any claim against the Company relating to the conduct or operations of the Business and which will materially increase the insurance premiums payable under any Insurance, or (ii) otherwise will materially increase the insurance premiums payable under any Insurance.

     4.19.   Absence of Undisclosed Liabilities; Liens.  Except to the
             -----------------------------------------
extent reflected in the Financial Statements or as listed on Schedule
4.19 attached hereto, the Company has no debts, obligations, commitments or liabilities of any nature, whether absolute, accrued, contingent or otherwise and whether direct or indirect, primary or secondary, due or to become due, and since December 31, 1993, the Company has not incurred any liabilities other than in the ordinary course of business on terms and conditions and in amounts consistent with past practices. Schedule 4.19 also identifies all Liens against or relating to the Company's assets and the Business, and except as set forth on such Schedule, there is no basis for the assertion of any more of the same. The Company is solvent having assets of a value which exceeds its liabilities, and the Company is able to meet its debts as they mature in the normal course of business.

     4.20.   Taxes.
             -----

     (a)     Filings.  The Company and any body corporate, partnership
             -------
or trust in which it directly or indirectly owns an interest (collectively, the "Taxpayers") has filed or sent, or will file or send, all returns, declarations and reports and all information returns and statements (collectively, the "Returns") required to be filed or sent with respect to all foreign, federal, state, county, local and other taxes of every kind and however measured, including (without limitation) income, gross receipts, excise, franchise, property, value added, import duties, employment, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon (collectively, the "Taxes") for any period ending on or before the Closing Date. As of the time of filing, the Returns correctly reflected, and Returns not yet filed as of the date hereof will correctly reflect, the income, business, assets, operations, activities and status of the relevant Taxpayers and any other information required to be shown thereon. All such returns are complete and accurate and disclose all taxes required to be paid for in the periods covered thereby. Each Taxpayer has timely paid or made provision for all Taxes shown as due and payable on its Returns required to be filed or sent prior to the date hereof and will timely pay all Taxes that will be shown as due and payable on its Returns required to be filed or sent after the date hereof. All required Tax estimates, deposits, prepayments and similar reports or payments for current periods have been properly made. No Taxpayer is delinquent in the filing of any Return or the payment of any Tax. The Taxpayers have timely requested any extension of time within which to file any Return. The Selling Parties have delivered, or will deliver within two (2) weeks following the date of this Agreement, to the Buyer accurate, correct and complete copies of all foreign, federal, state, county, local and other income tax Returns for the last five (5) most recently completed fiscal years.

     (b)     Compliance.  Except as set forth on Schedule 4.20(c)
             ----------
attached hereto, each Taxpayer has withheld amounts from employees and others working in the Business, as required under applicable law, and has filed all Returns with respect to employee income tax withholding and social security and unemployment taxes in compliance with the tax withholding provisions of all applicable laws.

     (c)     Disputes.  There are no Tax Liens on any assets of any
             --------
Taxpayer and no basis exists for the imposition of any such Liens. Except as set forth on Schedule 4.20(c) attached hereto, within the past seven (7) years no material adjustment of or deficiency for any Tax or claim for additional Taxes has been proposed, threatened, asserted or assessed against the Company and no such adjustment, deficiency or claim relating to fraud has ever been assessed against the Company. No Taxpayer has any dispute with any taxing authority as to Taxes of any nature. There are no audit examinations being conducted or threatened, and there is no deficiency or refund litigation or controversy in progress or threatened, with respect to any Taxes previously paid by any Taxpayer or with respect to any Returns previously filed by or on behalf of any Taxpayer. No Taxpayer has any extension or waiver of any statute of limitations relating to the assessment or collection of Taxes. There are in effect no powers of attorney or other authorizations to any persons to represent any Taxpayer with respect to any Tax. Except as set forth on Schedule 4.20(c), no consent, agreement or other undertaking has been filed by any Taxpayer. The Company has not been included in any unitized, affiliated, combined or otherwise consolidated Returns filed by any Taxpayer.

     (d)     Adequacy of Reserves.  The Company's balance sheet for
             --------------------
the year ended December 31, 1993, contains adequate accruals for all Taxes for all periods ending on or prior to December 31, 1993. The Closing Statement will contain adequate accruals for all Taxes payable by any Taxpayer for all periods ending on or prior to the Closing Date and for any period beginning before the Closing Date and ending after the Closing Date in respect of the portion of such period up to the Closing Date.

     4.21.   Product Warranty/Liability.  Schedule 4.21 attached
             --------------------------
hereto sets forth an accurate, correct and complete statement of all written warranties, written warranty policies, service, maintenance agreements and product liability insurance coverage of the Business. Each of the products presently or heretofore manufactured, constructed, assembled, distributed, sold or produced by the Company in connection with the Business: (i) contains no material defects in design, materials, manufacture, workmanship or otherwise, other than those products expressly sold as seconds in the ordinary course of business; (ii) is merchantable and, where a particular purpose is known, is fit for such particular purpose; (iii) is in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations; (iv) is reasonably fit in all material respects for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product; and (v) contains warranties which are in conformity with the labeling and other requirements of all applicable laws. Except as set forth on such Schedule, there have not been any liabilities, claims or obligations arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product sold by the Company prior to the Closing Date and any such liability, claim or obligation would be fully covered by product liability insurance of the Company. To the best of the Selling Parties' knowledge, after due inquiry, Schedule
4.21 also sets forth a complete and accurate description of existing circumstances from which it is reasonable to assume that any such liability, claim or liability will be asserted and all recall programs of the Company which may be underway or pending. The Company has heretofore only sold to customers products to which the Company had good title. The Company's consumer product warranty and complaint experience for the last five (5) most recently completed fiscal years and the interim period through the date hereof is set forth on
Schedule 4.21.

     4.22.   Litigation.  Except as set forth on Schedule 4.22
             ----------
attached hereto, none of the Selling Parties is engaged in or a party to or threatened with any suit, action, proceeding, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or governmental investigation, which relates to the Business and/or any of the Shares, and the Selling Parties do not know, anticipate or have notice of any basis for any such action. There is no order or injunction issued prohibiting consummation of the transactions contemplated hereby. There is no judicial, administrative or other proceeding, investigation or inquiry pending or threatened seeking to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which could reasonably be expected to: (i) impair or interfere in any material respect with Buyer's ownership or operation of the Company or the Business; (ii) reduce or materially adversely affect the value of the Company or the Business; or (iii) result in any material liability to the Buyer.

     4.23.   Compliance with Law.  The Company, its assets and the
             -------------------
Business conform in all material respects to all applicable statutes, rules, orders, codes, ordinances, requirements, laws, rules and regulations (including, but not limited to, those relating to the environment, importing/exporting, zoning, working conditions, waste disposal, pensions, advertising, production, processing, antitrust, wages, hours, hiring, promotion, or employment), and there is no basis for any suit, action, investigation or proceeding arising out of or in connection with any of the foregoing. There are no outstanding work orders or notices relating to the Company, its assets or the Business (including, without limitation, the Real Property) from or required by any police or fire department, sanitation, environmental, labour, health or factory authorities or from any other federal, provincial or municipal governmental or other regulatory authority, nor are there any matters under discussion by the Company with any such departments or authorities relating to work orders or notices. No notice from any governmental body or other person of any violation of any statute, code, ordinance, law, rule or regulation has been served upon the Company, and, to the best of the Selling Parties' knowledge, after due inquiry, there is no basis therefor. The Selling Parties, any officer, agent or employee of the Company, and any distributor, licensee or any other person acting on behalf of the Company: (i) have not made any unlawful domestic or foreign political contributions;
(ii) have not made any payment or provided services which were not legal to make or provide or which such parties should have known were not legal for the payee or the recipient of such services to receive,
(iii) have not received any payments, services or gratuities which were not legal to receive or which such parties should have known were not legal for the payor or the provider to make or provide, (iv) have not had any transactions or payments which are not recorded in its accounting books and records or disclosed in their financial statements, (v) have not had any off-book bank or cash accounts or "slush funds", (vi) have not made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, or (vii) have not made illegal payments to obtain or retain business. No circumstances exist involving the safety aspects of the Company's products which would cause any obligation to report to any state, local or federal agency. None of the Selling Parties, nor any of their assets, is a party to any settlement agreement or instrument, or subject to any other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code, or ordinance which materially and adversely affects the business, operations, properties, assets, or condition, financial or otherwise, of the Company or the Business.

     4.24.   Environmental Matters.
             ---------------------

     (a)     Facilities; Permits.  The ownership, use and/or operation
             -------------------
by the Company of each facility (all references to "facility" in this Section being deemed to include the Real Property) used in the Business ("Facilities") have been and are in compliance with all applicable Environmental Laws (as hereinafter defined) and the Company has not received any notice of non-compliance and does not know of any past or present facts, grounds, conditions or circumstances which could give rise to a notice of non-compliance with any Environmental Laws. There are no actions, claims, proceedings, or investigations, pending or threatened against the Company with respect to the Facilities and their operation for either existing or alleged violations of any Environmental Laws, nor are there any past or present facts, grounds, conditions or circumstances which could give rise to any such actions, claims, proceedings or investigation. The Company has no contingent liabilities under any Environmental Laws with respect to the Facilities or their operation and there are no past or present facts, grounds, conditions or circumstances relating to the Facilities or their operation that could result in any material liability or potential liability to the Buyer pursuant to any Environmental Laws. To the best of the Selling Parties' knowledge, after due inquiry, there is no environmental contamination in, on or under the Facilities, including any patent or latent environmental contamination of the atmosphere, air, soil, subsoil, ground water or surface waters within or adjacent to the Facilities, violative of any applicable Environmental Laws. There is no urea formaldehyde foam insulation, aluminum wiring or PCBs in or under the Facilities. There are no underground storage tanks under the Facilities. The Company holds all permits, certificates, approvals, registrations and licenses ("Environmental Permits") required by all applicable Environmental Laws, the Facilities and their operation are in compliance with all Environmental Permits and all such Permits are valid and in full force and effect. For purposes of this Agreement, "Environmental Laws" shall mean all applicable common, statutory, administrative and civil law relating to the protection of human health or the environment, including: (i) all requirements pertaining to reporting, licensing, limiting, permitting, investigating and/or remediation of emissions, discharges, releases or threatened releases of Hazardous Substances (as hereinafter defined) or of any other substance, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, Hazardous Substances, whether solid, liquid or gaseous in nature; (ii) all requirements pertaining to the protection of the health and safety of employees or the public; and (iii) all environmental, health and safety laws governing the manufacturing and other activities, past or present of the Company and its contractors.

     (b)     Contamination and Hazardous Substances. The Company has
             --------------------------------------
in connection with the Facilities and their operation, received, handled, generated, used, stored, deposited, labelled, treated, documented, transported and disposed of any Hazardous Substances in compliance with all Environmental Laws. The Company has not engaged in operations which have caused or permitted the release or discharge of Hazardous Substances anywhere so as to create any existing or contingent liability of the Company for response costs, damages or penalties. For purposes of this Agreement, "Hazardous Substances" shall mean any asbestos, flammable substances, explosive or radioactive materials, PCB-laden oil, PCBs, hazardous materials, hazardous waste, pollutants, contaminants, toxic substances, pollution or related materials specified as such in, or regulated under federal, state, municipal or local laws, ordinances, rules, regulations or policies now in effect or in effect at the Closing governing the Company's manufacturing and other activities or related to use, storage, treatment, transportation, manufacture, refinement, handling production or disposal of such materials.

     (c)     Investigations and Studies.  Except as disclosed on
             --------------------------
Schedule 4.24(c) attached hereto, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Selling Parties in relation to any property or facility presently owned or leased by the Company in connection with the operation of the Business. Copies of all such investigations, studies, audits, tests, reviews or other analyses will be delivered to the Buyer no later than two (2) weeks following the date of this Agreement.

     4.25.   Quotas.  None of the Selling Parties has received notice
             ------
from any suppliers or buying agents for the Business that such parties will have a reduced import quota for 1995.

     4.26.   No Brokers.  The Selling Parties have not retained or
             ----------
engaged an investment banker, broker, finder, agent or similar intermediary or incurred a liability or obligation for brokerage fees, commissions or finders fees, nor had any communications or dealings with any broker or finder, with respect to this Agreement or the transactions contemplated hereby.

     4.27.   Suitability and Completeness of Assets.  The assets of
             --------------------------------------
the Company are adequate and suitable for the conduct of the Business and comprise the capacity and rights to manufacture, produce, develop, use, sell, ship and deliver the products of the Business and to perform the same services in the same manner as presently being performed by the Company. Upon Closing, the Company will have the right to carry on the Business, to advertise, design, import, sell and distribute products as now produced and sold by the Company, subject to no rights or claims of any person or entity.

     4.28.   Full Disclosure.  The representations and warranties of
             ---------------
the Selling Parties contained in this Agreement and each Schedule, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated herein are accurate, correct and complete in all material respects, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. There is no fact, presently known to the Selling Parties, which materially adversely affects the business, operations, properties, prospects or condition, financial or otherwise, of the Business or the Company or the ability of the Selling Parties to fully perform this Agreement and the transactions contemplated hereby, which has not been set forth or described in this Agreement or in a Schedule, certificate or other written statement delivered pursuant to this Agreement.

                               ARTICLE V
                    REPRESENTATIONS AND WARRANTIES
                             OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows.

     5.1.    Corporate Organization and Authority.  The Buyer is a
             ------------------------------------
corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing under the laws of such state, and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     5.2.    No Conflicts; Approvals.
             -----------------------

     (a)     Authorization.  Subject to the satisfaction of Section
             -------------
3.4(k), the execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the
part of the Buyer.   This Agreement is a valid and binding obligation
of the Buyer, enforceable in accordance with the terms hereof, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to the availability of equitable remedies.

     (b)     Conflicts.  The execution and delivery by the Buyer of
             ---------
this Agreement, the consummation of the transactions contemplated hereby and its compliance with any of the provisions hereof will not:
(i) conflict with or result in a breach or violation of or a default under any provision of the Certificate of Incorporation and the by-laws of the Buyer;(ii) result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, provisions of any note, bond, mortgage, deed of trust, commitment, indenture, lease, guarantee, authorization, franchise, license, permit, agreement, security agreement or any other instrument or obligation to which the Buyer is a party; (iii) violate any judgment, order, writ, injunction, decree, statute, rule, or regulation applicable to the Buyer; (iv) result in an imposition of any Lien on any asset of the Buyer, or an event which, with the giving of notice, lapse of time, or both, would result in any imposition; or
(v) result in any third party having the right to enjoin, rescind or otherwise prevent or impede the transactions contemplated hereby or to obtain any other judicial or administrative relief as a result of any transaction carried out in accordance with the provisions of this Agreement.

     (c)     Approvals, Consents and Notices.  Except as otherwise
             -------------------------------
disclosed on Schedule 5.2(c) attached hereto, compliance is not required with any law, rule, or regulation of any government or governmental or regulatory authority, nor is the consent, license, approval, authorization, or declaration of or notice to any landlord, mortgagee, secured party, governmental or regulatory authority or other third party required of or by the Buyer in connection with the execution, delivery, performance, and validity of this Agreement, the consummation of the transactions contemplated hereby, or the fulfillment of the terms hereof.

     5.3.    Investment Representation.  The Buyer is acquiring the
             -------------------------
Shares for its own account for investment purposes only and not with a view to, or for sale in connection with, any distribution of any or all of the Shares, or with any present intention of selling any or all of the Shares. The Buyer acknowledges and understands that the Shares have not been registered under any state or federal securities laws, and are being sold in reliance upon federal and state exemptions for transactions not involving any public offering.

     5.4.    No Brokers. The Buyer has not retained or engaged an
             ----------
investment banker, broker, finder, agent or similar intermediary or incurred a liability or obligation for brokerage fees, commissions or finders fees, nor had any communications or dealings with any broker or finder, with respect to this Agreement or the transactions contemplated hereby.

     5.5.    Completeness of Information.   All information relating
             ---------------------------
to the transactions contemplated hereby furnished by the Buyer pursuant to this Agreement and the schedules, attachments and exhibits hereto are accurate and complete in all material respects and no material information required to be stated or necessary to make such information not misleading has been omitted herefrom.

                              ARTICLE VI
                        CERTAIN AGREEMENTS AND
                       COVENANTS OF THE PARTIES

The Parties covenant and agree as follows.

     6.1.    Approvals, Consents, Notices and Opinions.
             -----------------------------------------

     (a)     Hart-Scott-Rodino.  As promptly as practicable after the
             -----------------
date hereof, the Buyer and the Selling Parties shall make all filings that are or may be required under H-S-R, including, without
limitation, responses to requests for information.   The Buyer shall
pay all filing fees associated with the H-S-R filing(s) and up to an additional $25,000 of costs and expenses which the Company and the Selling Parties incur in connection with such filing(s).

     (b)     Shareholder Agreements.  The Sellers and the Company
             ----------------------
agree that any agreement among themselves with regard to any restriction on the transfer of or right of first refusal regarding the Shares shall automatically be deemed terminated as of the Closing and that any consent required under such agreement by the Sellers or the Company with regard to the sale of the Shares by the other Sellers is hereby granted.

     (c)     Other. Each of the Parties shall: (i) give all other
             -----
notices to governmental authorities and other third parties, including lessors and licensees, which are required to be given by them in connection with this Agreement and the transactions contemplated hereby; and (ii) obtain all consents or waivers required to be obtained under any law, rule, regulation, order, permit, license, license agreement, authorization, lease, note, mortgage, indenture, agreement, or other instrument or otherwise in connection with this Agreement and the transactions contemplated hereby.

     6.2.    Other Pre-Closing Requirements.
             ------------------------------

     (a)     Access.  From the date hereof through the Closing Date,
             ------
the Sellers agree to provide the Buyer, its attorneys, accountants and agents with such access to the Selling Parties, the Business records, wherever located, and representatives of the Business, as Buyer shall deem reasonably necessary to complete its due diligence investigation and review. The Buyer's access to such information and representatives shall be in accordance with the confidentiality provisions of Section 6.10.

     (b)     Conduct of the Business.  From the date hereof through
             -----------------------
the Closing Date, the Selling Parties shall continue to operate the Business in the ordinary course of business consistent with past practice, use their reasonable best efforts to preserve intact its business organizations and relationships with third parties, to keep available the services of the Employees and agents and independent representatives of the Company and to preserve the good will of suppliers, customers and others having business relationships with the Business. In addition, the Selling Parties shall not take, cause, allow to occur or agree or commit, whether in writing or otherwise, to do any of the actions or events with respect to the Company or the Business set forth in Section 4.8.

     (c)     Notification of Material Events.  From the date hereof
             -------------------------------
through the Closing Date, the Selling Parties, on the one hand, and the Buyer, on the other hand, will each give prompt notice to the other of material events or matters, as follows:

     (i) the occurrence, or failure to occur, of any event the occurrence or failure of which would, or would be likely to, cause any of their respective representations or warranties contained in this Agreement to be untrue or incorrect at any time from the date hereof to the Closing Date;

     (ii) any failure on their respective parts or on the part of any of their officers, directors, employees, representatives or agents, if any, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfy any covenant, condition or agreement to be complied with or satisfied by each of them under this Agreement;

     (iii) any notice or communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (iv) any actions, suits, claims, investigations or proceedings commenced or, threatened, against, relating to or involving or otherwise affecting the Company or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed hereunder or that relate to the consummation of the transactions contemplated by this Agreement.

Each Party shall have the right to deliver to any other Party a written disclosure schedule as to any material matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such Party, identifying on such disclosure schedule the representation, warranty or covenant which would be so breached. Each such disclosure schedule shall be delivered as soon as practicable after such Party becomes aware of the matter disclosed therein. The nondisclosing Party shall have until Closing to notify the disclosing Party that: (i) it will close notwithstanding the new disclosure; or (ii) it will not close based on such new disclosure.

     (d)     Insurance. The Company shall maintain all insurance
             ---------
coverage insuring the Business through the Closing Date.

     (e)     Transactions with Affiliates.  The Selling Parties will
             ----------------------------
not, and will not permit any of their Affiliates to, purchase any material asset or services of any description from, or sell any material asset or service of any description to, the Company, except as set forth on Schedule 6.2(e) attached hereto.

     (f)     Exclusivity.  During the term hereof, the Sellers shall
             -----------
not, nor shall they permit the Company to take any action to seek, encourage, solicit or support any inquiry, proposal, expression of interest or offer from any other person or entity with respect to an acquisition, combination or similar transaction involving the Business or the Company or any property, assets or securities related thereto, and the Sellers will promptly inform the Buyer of the existence of any such inquiry, proposal, expression of interest or offer and shall not without the written consent of the Buyer furnish any information to or participate in any discussions or negotiations with any other person or entity regarding the same.

     (g)     Best Efforts and Cooperation. Each of the Parties shall
             ----------------------------
use his, her or its best efforts to consummate the transactions contemplated hereby and to cooperate with each other in any reasonable arrangement to achieve that end.

     6.3.    Risk of Loss.  The Buyer shall not assume any risk of
             ------------
destruction, loss or damage due to fire or other cause to the Business and the assets of the Company through the Closing Date. If a destruction, loss or damage which occurs prior to the Closing Date is such that a significant portion of such assets are lost, stolen, damaged or destroyed, the Buyer shall have the right to terminate this Agreement and the transactions contemplated hereby. The Buyer assumes all such risk following the Closing Date.

     6.4.    Post-Closing Filings.
             --------------------

     (a)     Notice of Closing. Immediately upon the Closing, the
             -----------------
Buyer shall file such documents as are required to report for the public record that the Closing has occurred.

     (b)     Real Estate Lease Filings.  Each of the Buyer and the
             -------------------------
Selling Parties agree to execute and deliver all filings relating to the leases of the Leased Real Property required under New York state and/or local law in connection with the transactions contemplated hereby.

     6.5.    Relationship of the Parties following Closing.
             ---------------------------------------------

     (a)     Power of Attorney.  The Sellers hereby constitute and
             -----------------
appoint, effective as of the Closing Date, the Buyer and its successors and assigns as the true and lawful attorney of the Sellers with full power of substitution in the name of the Buyer or the Sellers, but for the benefit of the Buyer to institute and prosecute in the names of the Sellers all proceedings which the Buyer may in its sole discretion deem proper in order to transfer, assert or enforce any right, title or interest in, to or under the Shares, and to defend or compromise any and all actions, suits or proceedings in respect of the Shares, except that in no event shall the foregoing power of attorney include any power to amend, modify, supplement or terminate this Agreement in any respect. The trustee of each trust that is a Seller hereunder shall take all necessary steps to ensure that the trust's beneficiaries grant the trustee the requisite authority to appoint the Buyer as the attorney of such Seller, as hereinabove described, on or prior to the Closing Date. The Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. The foregoing is intended to be an irrevocable power of attorney coupled with an interest.

     (b)     Segregation of Identity.  From and after the Closing
             -----------------------
Date, except to the extent reasonably necessary in the ordinary course of the Business under employment arrangements or as directors of the Company, the Sellers shall: (i) have no authority, express or implied, to represent to any party whatsoever that any portion of the Business or the operations thereof are in any way affiliated with the Sellers;
(ii) not assume or create any obligation or responsibility on behalf of or in the name of the Business or the Company or any subsidiary or division thereof; and (iii) not use any document, sign, product, stationery, advertising, uniform packaging code, or any other item whatsoever bearing the name of, or identified solely with, the Company or the Business. The Buyer shall use reasonable efforts to code all products and all shipping cartons for products with a distinctive code or mark to enable the Buyer and the Sellers to distinguish products Sold (as hereinafter defined) by the Company after the Closing Date from those Sold on or prior to the Closing Date. For purposes of this Agreement, the term "Sold", as it relates to products, shall mean products on which title has transferred to a third party in accordance and consistent with the seller's past practice.

     (c)     Cooperation in Litigation.  It is recognized that in the
             -------------------------
future, litigation, collection matters or tax matters may arise relating to the Business and the conduct thereof, which may relate directly or indirectly to the period prior to the Closing or the period subsequent to the Closing, or both. The Parties agree therefore, that to the extent reasonable under the circumstances, they will assist and provide information, records, and documents to any other Party with respect to any such litigation or potential litigation or matters in which the other Party is or may be involved.

     (d)     Records and Documents.  For ten (10) years following the
             ---------------------
Closing Date, the Buyer shall grant to the Sellers and their representatives, at the request of the Sellers, access to and the right to make copies of those records and documents of the Company, as may be necessary or useful in connection with the Sellers' business and affairs, including litigation, tax matters, collection of accounts receivable or the like.

     (e)     Further Assurances.  The Parties agree: (i) to cooperate
             ------------------
in any reasonable arrangement designed to provide for the Buyer the benefits of the Business; and (ii) that at any time and from time to time after the Closing Date, each of them will, upon the request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

     6.6.    Non-Competition.  For a period of five (5) years
             ---------------
following the Closing Date, the Sellers shall not, on their behalf or on behalf of any other individual or entity, directly or indirectly, in any capacity whatsoever, carry on or be engaged in, or have any financial or other interest in, or be commercially involved in, any endeavor, activity or business which is the same as or in competition with the Business within North America, provided, however, that a Seller may own not more than five percent (5%) of the equity securities of a publicly traded company.

     6.7.    Non-Solicitation of Customers.  For a period of five (5)
             -----------------------------
years following the Closing Date, the Sellers shall not, on their behalf or on behalf of any other individual or entity, directly or indirectly, in regards to products similar to or competitive with those of the Business in any capacity whatsoever: (i) canvas or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any customer of the Business; (ii) accept (or procure or assist the acceptance of) any business from any customer of the Business; or (iii) supply (or procure or assist the supply of) any goods or services to any customer of the Business.

     6.8.    Non-Solicitation of Employees. For a period of five (5)
             -----------------------------
years following the Closing Date, the Sellers shall not, on their behalf or on behalf of any other individual or entity, directly or indirectly, in any capacity whatsoever: (i) solicit the employment or engagement of or otherwise entice away from the employment of the Business any individual who is employed by the Business, whether or not such individual would commit any breach of his or her contract or terms of employment by reason of leaving the employ of the Buyer; or
(ii) procure or assist any individual or entity to solicit the employment or engagement of or otherwise entice away from the employment of the Business any individual who is employed by the Business whether or not such individual would commit any breach of his contract or terms of employment by reason of leaving the employ of the Business.

     6.9.    Non-Interference. For a period of five (5) years
             ----------------
following the Closing Date, the Sellers shall not, on their behalf or on behalf of any other individual or entity, directly or indirectly, in any capacity whatsoever: (i) interfere or attempt to interfere with the Business hereafter carried on by the Buyer; (ii) persuade, or attempt to persuade, any employee or supplier of the Business to discontinue or alter such individual's or entity's relationship with the Business; or (iii) persuade, or attempt to persuade, any customer of the Business to discontinue or alter such individual's or entity's relationship with the Business, other than in the ordinary course of business.

     6.10.   Confidentiality.
             ---------------

     (a)     Covenant. The Buyer agrees to hold in confidence, not to
             --------
disclose to others and not to use for any purpose other than in connection with the transactions contemplated hereby, any and all information, which is to be disclosed to it by, and/or obtained by it from the Selling Parties hereunder, except that the Buyer may disclose the same to its attorneys, accountants, bankers, selected employees and advisors and any parties as required by applicable law or court order.

     (b)     Covenant Exceptions.  The Buyer's foregoing obligations
             -------------------
of confidence, non-disclosure and non-use shall not apply to the following categories of information: (i) information which was in the public domain or public knowledge; (ii) information which hereafter becomes in the public domain or public knowledge except by breach of this agreement by the Buyer; (iii) information which the Buyer can show, by competent proof, was in its possession at the time of disclosure by the Selling Parties and was not obtained directly or indirectly from the Selling Parties; and (iv) information which the Buyer obtains from a third party not subject to any secrecy commitment provided that such information was not, to the best of the Buyer's knowledge, after due inquiry, obtained by said third party directly or indirectly from the Selling Parties.

     (c)     Covenant Expiration.  The Buyer's foregoing obligations
             -------------------
of confidence, non-disclosure and non-use shall expire at the end of two (2) years from the date of this Agreement, regardless of whether the Closing takes place.

     6.11.   Announcement.  Following the execution of this Agreement,
             ------------
the Parties shall approve a joint announcement so as to satisfy the requirements of public disclosure applicable to the Parties, such approval not to be unreasonably withheld by any Party. In addition, the Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     6.12.   Expenses.  Except as provided in Section 6.1(a) or as
             --------
otherwise expressly provided herein, each Party shall pay its or their own expenses incidental to the preparation of this Agreement and incurred by it or them in connection with the transactions contemplated hereby, regardless of whether the Closing takes place. Each of the Parties covenants and agrees to indemnify and hold the other Parties harmless from and against any loss, cost, damage, expense (including reasonable attorneys' fees and expenses) and liability resulting from any claims that may be made against the others by any other broker or party claiming a fee or other compensation in connection with the transactions contemplated by this Agreement, arising from the acts of the indemnifying party.

                              ARTICLE VII
                            INDEMNIFICATION

     7.1.    Survival of Indemnification.  The obligation of
             ---------------------------
indemnification set out in this Article VII shall: (i) in the case of indemnification arising from the breach of any of the representations or warranties contained herein, survive for a period of two (2) years following the Closing Date (the "Survival Period"), except with respect to the representations and warranties contained in Sections 4.1, 4.2, 4.12, 4.14, 4.16(b), (c) and (d), 4.24, 4.26, 5.1, 5.2, 5.3
and 5.4, which in each case shall survive the Closing without limit as to time, and Section 4.20, which shall survive the Closing until all applicable statutes of limitation have expired; and (ii) in the case of indemnification for all other matters, survive the Closing without limit as to time. Any Indemnification Claim (as hereinafter defined) for breach of any of the representations and warranties subject to the Survival Period must be asserted in writing prior to the end of the Survival Period, and if asserted in writing on or before the expiration of the Survival Period, such claims shall survive until resolved or judicially determined, and if not so asserted, then the Parties shall be forever estopped and prohibited from asserting any such Indemnification Claim hereunder.

     7.2.    Indemnification of the Buyer.  In addition to their
             ----------------------------
obligation to indemnify the Buyer as otherwise set forth herein, the Sellers, jointly and severally, shall indemnify and hold the Buyer harmless against and in respect of the following: any and all claims, demands, losses, costs, expenses (including court costs and reasonable attorney fees), obligations, liabilities, damages, suits, causes of action, deficiencies, taxes, interest on taxes, or penalties
(collectively the "Indemnification Claims"), plus interest at the reference rate at the Continental National Bank of Chicago, Illinois, from the date the Indemnification Claim is actually incurred by the Buyer or the Company, that the Buyer or the Company may suffer or incur which arise or result from or relate to any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of any of the Selling Parties, hereunder or under any other agreement, certificate, or other document contemplated or furnished
(or to be furnished) hereunder. Notwithstanding the foregoing, the Sellers shall only be severally, and not jointly, obligated for Indemnification Claims relating to breaches of the representations and warranties set forth in Sections 4.1(b) and (c).

     7.3.    Indemnification of the Sellers.   In addition to its
             ------------------------------
obligation to indemnify the Sellers as otherwise set forth herein, the Buyer shall indemnify and hold the Sellers harmless against and in respect of any and all Indemnification Claims, plus interest at the reference rate set forth in Section 7.2 herein, from the date the Indemnification Claim is actually incurred by the Sellers, that the Sellers may suffer or incur which arise or result from or relate to any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of the Buyer hereunder or under any other agreement, certificate, or other document contemplated or furnished (or to be furnished) hereunder.

     7.4.    Notice and Claim Procedure.
             --------------------------

     (a)     General Requirements.  Any Party who or which may be
             --------------------
entitled to a right to recover indemnification pursuant to this Agreement (the "Indemnified Party"): (i) shall give the persons or entities required to make such indemnification (the "Indemnifying Party") notice (which shall include all facts known to the Indemnified Party giving rise to such right and an estimate of the amount thereof) of the Indemnification Claim and any Third Party Claim (as hereinafter defined) relating to such right promptly after receipt or becoming aware thereof; (ii) prior to taking any material action with respect to a Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim; (iii) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying Party (which consent, unless the Indemnifying Party has elected to assume the exclusive defense of such Claim, shall not be unreasonably withheld or delayed); and (iv) shall permit the Indemnifying Party, if it so elects, to assume the defense of such Third Party Claim (including, except as provided below, the compromise or settlement thereof) at its own cost and expense, provided, however, that in such event the Indemnified Party shall have
- --------  -------
the right to approve the Indemnifying Party's choice of legal counsel, which approval shall not be unreasonably withheld. For the purposes of this Agreement, "Third Party Claim" shall mean any Indemnification Claim by any third party which gives rise or could reasonably be expected to give rise to a right of indemnification hereunder.

     (b)     Consultation and Consent.  If the Indemnified Party
             ------------------------
shall: (i) fail to notify or to consult with the Indemnifying Party with respect to any Third Party Claim in accordance with subparagraph
(a)(i) or (a)(ii) above (which failure shall have a material and adverse effect upon the Indemnifying Party); or (ii) consent to the settlement or compromise of any Third Party Claim without having received the written consent of the Indemnifying Party (unless, if the Indemnifying Party has not elected to assume the defense of such Claim, the consent of the Indemnifying Party is unreasonably withheld or delayed), then the Indemnifying Party shall be relieved of its indemnification obligation with respect to such Third Party Claim under this Agreement.

     (c)     Defense of Claim.  If the Indemnifying Party shall elect
             ----------------
to assume the defense of any Third Party Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election. The Indemnifying Party shall not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the party which defends any Third Party Claim shall, to the extent required by applicable insurance policies, share or give control thereof to any insurer with respect to such Claim.

     7.5.    Limitation on Indemnification.  In the case of
             -----------------------------
Indemnification Claims arising from any misrepresentation or breach of warranty contained herein (except those contained in Section 4.1), the obligation of indemnification set out in Sections 7.2 and 7.3 shall not apply until such time as such cumulative Indemnification Claims of the Indemnified Party in the aggregate exceeds Three Hundred Thousand Dollars ($300,000). The liability of the Indemnifying Party for such Indemnification Claims shall be limited to the amount by which the same, in the aggregate, exceeds Three Hundred Thousand Dollars ($300,000).

     7.6.    Set-Off.  The Indemnified Party shall be entitled to
             -------
recover any indemnification payments due hereunder by setting off such amount against any amount due from the Indemnified Party to the Indemnifying Party under this Agreement or otherwise. Any indemnification amounts due to the Indemnified Party which are not so offset, shall be due and payable by the Indemnifying Party within thirty (30) days of the Indemnifying Party's receipt of written notice from the Indemnified Party. The Indemnified Party's rights hereunder are cumulative and shall be in addition to all other rights and remedies available at law or in equity.

                             ARTICLE VIII
                             MISCELLANEOUS

     8.1.    Waiver; Amendment.  Each Party may, at its option, waive
             -----------------
in writing any and all of the obligations herein contained to which any other Party is subject. The failure of any Party at any time to require performance by any other Party of any provision hereof shall in no way affect such Party's full right to require such performance at any time thereafter. Nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself. This Agreement may be amended or modified only by an instrument in writing executed by all Parties.

     8.2.    Counterparts; Attachments. This Agreement may be executed
             -------------------------
simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All exhibits and schedules attached hereto and all other documents referred to herein and delivered pursuant to and in accordance with this Agreement are deemed to be an integral part of this Agreement.

     8.3.    Severability.  If any provision of this Agreement shall
             ------------
be determined to be contrary to law or unenforceable, the remaining provisions shall be severable and enforceable in accordance with their terms.

     8.4.    Headings.  The article, section and other headings
             --------
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.5.    Parties in Interest.  This Agreement shall inure to the
             -------------------
benefit of and be binding upon the Parties and their respective successors and assigns, provided that any assignment of this

Agreement or the rights hereunder by any Party hereto without the prior written consent of all other Parties, except an assignment by the Buyer to a successor to its business, shall be void.

     8.6.    Third-Party Beneficiary.  This Agreement is solely for
             -----------------------
the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Party has any right, benefit, priority or interest under, or because of the existence of, this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto any rights, liabilities, or remedies under or by reason of this Agreement.

     8.7.    Arms Length Contract.  This Agreement has been negotiated
             --------------------
"at arms length" by the Parties, each represented by counsel of its choice and each having an equal opportunity to participate in the drafting of the provisions hereof. Accordingly, in construing the provisions of this Agreement no Party shall be presumed or deemed to be the "drafter" or "preparer" of the same.

     8.8.    No Derogation.  For greater certainty, it is acknowledged
             -------------
and agreed that neither the delivery at Closing by any of the Selling Parties of any certificate or other clearance from any government or regulatory authority or any other person at or prior to the Closing Date, nor any inspection, analysis or investigation prior to the Closing Date by the Buyer respecting the Company, the Business, or the Business records, shall derogate from any right or remedy that the Buyer may have against any of the Sellers for breach of representation, warranty, covenant or indemnity from them contained herein.

     8.9.    Notices.  All notices, requests, demands and other
             -------
communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly delivered: (i) on the date of delivery if by personal delivery; (ii) on the date of transmission with confirmed receipt by telephone if delivered by telecopier; or (iii) on the date on which return receipt is signed or delivery is refused if dispatched by certified or registered first class mail, Federal Express or similar service, postage prepaid, return receipt requested, to the Party to whom the same is so given or made;

     (a)     If to the Company or the Sellers:

             Halmode Apparel, Inc.
             501 7th Avenue
             New York, NY  10018
             Attn:  Robert W. Adler
             Telecopier:  (212) 921-0372

     (b)     With a copy to:

             Phillips, Nizer, Benjamin, Krim & Ballon
             31 West 52nd St.
             New York, NY  10019-6167
             Attn: Herbert J. Goodfriend, Esq.
             Telecopier:  (212) 262-5152

     (c)     If to the Buyer:

             Kellwood Company
             P.O. Box 14374
             St. Louis, Missouri  63178
             Attention:  Corporate Secretary/Legal Department
             Telecopier:  (314)-576-3388

Any Party may change its address for receiving notice by written notice given to the others named above.

     8.10.   Termination; Seller Revocation.
             -------------------------------

     (a)     Revocation.  Each of the Sellers agrees and acknowledges
             ----------
that he, she or it: (i) has read this Agreement and understands its terms and effects; (ii) has signed this Agreement voluntarily and knowingly and in exchange for the consideration described herein, which is adequate and satisfactory; and (iii) was advised, and hereby is advised in writing, to consult with an attorney prior to signing this Agreement. In addition, each of the Sellers, other than Robert
W. Adler, the 1991 Gregory Adler Trust and the 1991 Pamela Adler Trust, has the right to revoke his, her or its status as a party to this Agreement for a period of ten (10) business days following the date of this Agreement by giving written notice to the Buyer. In the event that a Seller shall exercise such revocation right, the Buyer shall have the options: (i) to terminate this Agreement; (ii) to require the Parties to negotiate in good faith with the goal of (A) amending the provisions of this Agreement which are necessary to ensure that One Hundred Percent (100%) of the Sellers are parties hereto, or (B) otherwise structuring the acquisition of the Business by the Buyer in a form which is satisfactory to the Buyer, in its sole discretion; or (iii) to close notwithstanding the exercise of such revocation right(s).

     (b)     Termination.  This Agreement and the terms and provisions
             -----------
hereof may be terminated: (i) by the mutual agreement of the Parties at any time prior to the Closing; (ii) by the Selling Parties in the event of a material breach hereunder by the Buyer; (iii) by the Buyer in the event of a material breach hereunder by the Selling Parties;
(iv) as provided in Sections 6.2(c), 6.3 or 8.10(a); or (v) by either the Selling Parties or the Buyer if the transactions contemplated
herein have not been consummated by October  15, 1994.   In any of
such events, this Agreement shall become void and have no effect, without any liability on the part of any Party or its directors, officers or shareholders, except for the confidentiality provisions of
Section 6.10 which shall survive.  In addition, except as provided in
Section 6.1(a), each Party shall pay all of its own expenses incurred in connection herewith.

     8.11.   Governing Law.  This Agreement is to be governed by and
             -------------
construed according to the laws of the State of New York and the United States of America.

     8.12.   Interpretation.   All pronouns and any variations thereof
             --------------
shall be deemed to refer to the masculine, feminine or neuter, singular or plural as the context requires. Unless otherwise specified, all dollar amounts in this Agreement are in U.S. Dollars.

     8.13.   Entire Agreement.  This Agreement and the exhibits,
             ----------------
schedules, and attachments hereto contain the entire understanding by and among the Parties and supersede all other agreements and understandings, whether oral or written, by and among the Parties and their respective officers, directors, or employees with respect to the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals, all as of the date first above written.

                              Company
                              -------
                              HALMODE APPAREL, INC.
ATTEST:

    /s/ HAZEL JONES                By:         /s/ ROBERT W. ADLER
- ------------------------------         ------------------------------------
Secretary                              Robert W. Adler, Chairman and CEO

                              SELLERS
                              -------
                                            /s/ ROBERT W. ADLER
                                   ----------------------------------------
                                   Robert W. Adler

                                            /s/ ROBERT W. ADLER
                                   ----------------------------------------
                                   Robert W. Adler, Trustee for 1991 Gregory
                                   Adler Trust

                                            /s/ ROBERT W. ADLER
                                   ----------------------------------------
                                   Robert W. Adler, Trustee for 1991 Pamela
                                   Adler Trust

                                             /s/ JAY DIAMOMND
                                   ----------------------------------------
                                   Jay Diamond

                                             /s/ HAZEL JONES
                                   ----------------------------------------
                                   Hazel Jones

                                             /s/ SCOTT DIAMOND
                                   ----------------------------------------
                                   Scott Diamond

                                             /s/ STEVEN WEISSMAN
                                   ----------------------------------------
                                   Steven Weissman

Signed, Sealed and Delivered               /s/ BEATRICE MYERSON
                                   ----------------------------------------
                                   Beatrice Myerson

        /s/ GREG ADLER                    /s/ NORMA GULLACE
- ------------------------------     ----------------------------------------
     Witness for Sellers           Norma Gullace

                                   Buyer
                                   -----
                                   KELLWOOD COMPANY

ATTEST:

   /s/ THOMAS H. POLLIHAN                     By: /s/ HAL J. UPBIN
- ------------------------------     ----------------------------------------
Secretary

                      DEFINITION REFERENCE PAGE
                      -------------------------

                                      FIRST
TERM                                   USE                  DEFINED
- ----                                   ---                  -------

Affiliate                                                   3.4(h)
Arbitrator                                                  2.1(d)
Business                                                   Recitals
Buyer                                                      Recitals
Closing                                1.1                    3.1
Closing Date                         2.1(a)                   3.1
Closing Payment                                             2.2(a)
Closing Statement                                           2.1(b)
Company                                                    Recitals
Computer Assets                                             4.13(c)
Consignment Sales                                           2.1(b)
Contingent Purchase Price Amount                            2.1(a)
Contributory Plans                                          4.16(d)
Deferred Purchase Price Amount                              2.1(a)
Employees                                                   4.16(a)
Employee Benefit Arrangements                               4.16(c)
Employee Benefit Plans                                      4.16(b)
Environmental Permits                                       4.24(a)
Environmental Laws                                          4.24(a)
ERISA                                                       4.16(b)
ERISA Affiliate                                             4.16(b)
Facilities                                                  4.24(a)
FF&E                                                        4.13(b)
Financial Statements                                        4.7(a)
Fixed Purchase Price Amount                                 2.1(a)
Hazardous Substances                 4.24(a)                4.24(b)
H-S-R                                                       3.4(d)
Indemnification Claims                                        7.2
Indemnified Party                                           7.4(a)
Indemnifying Party                                          7.4(a)
Insurance                                                    4.18
Intellectual Property                                       4.14(a)
Inventory                                                    4.11
Investments                                                   4.9
L/C Agreement                                               2.2(c)
Leased Real Property                                        4.12(a)
Liens                                                         1.1
Material Agreements                                         4.15(a)
Multiemployer Plan                                          4.16(b)
Owned Real Property                                         4.12(a)
Other Tangible Assets                                       4.13(d)

                      DEFINITION REFERENCE PAGE
                      -------------------------

                                      FIRST
TERM                                   USE                  DEFINED
- ----                                   ---                  -------

Party                                                      Recitals
Parties                                                    Recitals
Permits                                                     4.15(b)
Purchase Price                                              2.1(a)
Pre-Billed Sales                                            2.1(b)
Pre-Shipped Sales                                           2.1(b)
Pro-Rata Percentage                                         2.2(a)
Real Property                                               4.12(c)
Receivables                                                  4.10
Returns                                                     4.20(a)
Sales Reps                                                  4.16(e)
Sellers                                                    Recitals
Shares                                                     Recitals
Selling Parties                                               3.2
Shareholders' Equity                                        2.1(a)
Software                                                    4.14(c)
Sold                                                        6.5(b)
Survival Period                                               7.1
Tangible Personal Property                                  4.13(e)
Tax Code                                                    4.16(b)
Taxes                                                       4.20(a)
Taxpayers                                                   4.20(a)
Third Party Claim                                           7.4(a)
Vehicles                                                    4.13(a)